Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278678

PROSPECTUS SUPPLEMENT NO.1
(to Prospectus dated June 18, 2024)

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

This prospectus supplement supplements the prospectus dated June 18, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-278678). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 3, 2024 (except for the portion of the Current Report furnished pursuant to Item 7.01 thereof and the corresponding Exhibit 99.1 thereto not filed with the SEC) (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our shares of Common Stock and Public Warrants are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DJT” and “DJTWW,” respectively. On July 2, 2024, the closing price of our Common Stock was $31.73 per share and the closing price of our Public Warrants was $20.26 per Public Warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 15 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus and this prospectus supplement or determined if the Prospectus and this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 3, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2024

Trump Media & Technology Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40779	85-4293042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 N. Cattlemen Rd., Ste. 200

Sarasota, Florida 34232

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (941) 735-7346

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	DJT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share common stock at an exercise price of $11.50	DJTWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Asset Acquisition Agreement

In connection with the roll out of the Trump Media & Technology Group Corp. (the “Company” or “TMTG”) content delivery network (“CDN”) technology, on July 3, 2024, the Company, WorldConnect Technologies, L.L.C. (“WCT”), WorldConnect IPTV Solutions, LLC (“Solutions”) and JedTec, L.L.C. (“JedTec”) entered into an asset acquisition agreement (the “Asset Acquisition Agreement”), pursuant to which the Company agreed to acquire substantially all of the assets of WCT or its affiliate, which mainly included certain agreements, including an option agreement (the “Option Agreement”), dated February 5, 2024, by and between WCT, Perception Group, Inc., Perception TVCDN Ltd., and FORA, FOrum RAčunalništva, d.o.o., as amended and restated (each of the parties thereto other than WCT, collectively, “Perception”), as well as ancillary agreements related to the source code purchase (the “Source Code Purchase Agreement”) and support and maintenance (the “Support and Maintenance Agreement”, together with the Source Code Purchase Agreement, the “CDN Agreements”). The transaction is expected to close on the date the Company has implemented the Perception Software and Network (as defined below) with all back-end API services having become generally available on iOS, Google/Android, and web media services and with streaming enabled from at least one data-center, which closing is expected to occur as soon as July 2024 (the “Closing Date”), subject to customary closing conditions. There can be no assurance that the Company will complete the transaction as described.

Pursuant to the Option Agreement on the Closing Date, WCT will enter and assign to the Company the CDN Agreements, which are expected to be used for the roll out of the CDN technology for the Truth platform (the updated version of the Company’s Truth Social web and mobile application with streaming enabled using intellectual property obtained from Perception, the “Perception Software and Network”). In addition, Perception and its affiliates agreed not to use or permit other parties to use the Source Code (as defined below) for a period of five (5) years after the closing of the Asset Purchase Agreement for any purpose that competes, in the United States, with the Truth platform or commercialization of such Source Code in the United States. In addition, the Option Agreement grants the (i) option to purchase Perception, subject to a future negotiation of the price and terms of such acquisition and (ii) right of first refusal to purchase Perception in the event of a bona fide written offer from an unaffiliated third party to purchase more than 50% of the assets of Perception. The Company does not have any current intention to exercise those rights.

Pursuant to the Asset Acquisition Agreement, the Company agreed to issue to Solutions and JedTec as consideration up to 5,100,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), 2,600,000 shares of which will be issued on the Closing Date and 2,500,000 shares of which will be issuable upon the satisfaction of certain Milestones (as defined in the Asset Acquisition Agreement). In addition, with respect to all of the Shares, for a period of 12 months after the Closing Date, neither JedTec, Solutions nor their respective affiliates will be permitted to collectively sell an amount of the Shares during any consecutive two trading week period (the “Two Week Sale Period”) exceeding the “Set Percentage.” For the purposes of this restriction, the “Set Percentage” means a percentage of the average daily trading volume of the Common Stock during the immediately preceding two consecutive trading weeks as reported on primary exchange on which the Common Stock is traded (i.e., currently the NASDAQ) (the “Prior Two Week ADTV”). Unsold amounts from a Two week Sale Period do not carry over to a subsequent Two Week Sale Period. The “Set Percentage” is 3% for the first six months after the Closing Date and 5% from six to 12 months after the Closing Date. For example, if during the first six months after the Closing date, a Prior Two Week ADTV is 5,000,000 shares, restricted holders cannot sell more than 150,000 shares during the following Two Week Sale Period. Under the same fact pattern during six to 12 months after the Closing Date, restricted holders could not sell more than 250,000 shares during such Two Week Sale Period.

The foregoing descriptions of the Asset Acquisition Agreement and the Option Agreement and are qualified in their entirety by reference to the full text of the Asset Acquisition Agreement and the Option Agreement, copies of which are filed herewith as Exhibit 10.1 and 10.2 to this Current Report and are incorporated by reference herein.

Standby Equity Purchase Agreement

On July 3, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA” or “Agreement”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”). Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $2,500,000,000 of its Common Stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of shares to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any securities to Yorkville under the SEPA. In accordance with the Company’s obligations under the SEPA, the Company is required to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”) the resale by Yorkville of 37,644,380 shares of Common Stock that the Company may elect, in its sole discretion, to issue and sell to Yorkville, under the SEPA.

The Company does not have the right to commence any sales of shares to Yorkville under the SEPA until the date on which all of the conditions to Yorkville’s purchase obligation set forth in the SEPA have been satisfied, including that the registration statement covering such sales be declared effective by the SEC and the final form of prospectus is filed with the SEC. Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the SEPA, the Company will have the right, but not the obligation, from time to time at its discretion until the first day of the month following the 36-month period after the date of the SEPA, to direct Yorkville to purchase a specified amount of shares (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”).

The per share subscription price Yorkville will pay for the shares will be 97.25% of the Market Price during a one- or three-day pricing period elected by the Company. The “Market Price” is defined in the SEPA as the lowest daily VWAP (as defined below) during the one trading day, in the case of a one-day pricing period, or of the three consecutive trading days, in the case of a three-day pricing period, commencing on the trading day on which the Company delivers an Advance Notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of the Company’s Common Stock for such date on NASDAQ as reported by Bloomberg L.P. during regular trading hours. There is no upper limit on the subscription price per share that Yorkville could be obligated to pay for the shares.

The Company will control the timing and amount of any sales of shares to Yorkville. Actual sales of shares to Yorkville under the SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s Common Stock and determinations by the Company as to the appropriate sources of funding for its business and operations.

Yorkville will not be obligated to subscribe to any shares under the SEPA which, when aggregated with all other shares of Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Yorkville and its affiliates to exceed 4.99% of the outstanding voting power or number of the Company’s Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds under the SEPA to the Company will depend on the frequency and prices at which the Company sells shares to Yorkville. The Company expects that any proceeds received by it from such sales to Yorkville will be used for working capital and general corporate purposes.

As consideration for Yorkville’s commitment to purchase shares at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, the Company agreed to pay YA Global II SPV, LLC, a subsidiary of Yorkville, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee in the form of 200,000 shares of Common Stock (the “Commitment Shares”). EF Hutton LLC (“EF Hutton”) acted as the exclusive placement agent in connection with the transactions contemplated by the SEPA, for which the Company will issue to EF Hutton 125,000 shares of Common Stock (the “Placement Agent Shares”). The Commitment Shares and the Placement Agent Shares are expected to be issued concurrently or within one business day of the filing of the registration statement covering the resale of the shares under the SEPA.

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Company shall not effect any sales under the SEPA and Yorkville shall not have any obligation to purchase shares under the SEPA to the extent that after giving effect to such purchase and sale the aggregate number of shares of Common Stock issued under the SEPA together with any shares of Common Stock issued in connection with any other transactions that may be considered part of the same series of transactions, where the average price of such sales would be less than $31.73 and the number of shares issued would exceed the number of shares representing 19.99% of the outstanding voting common stock as of June 25, 2024 (the “Exchange Cap”). Thus, the Company may not have access to the right to sell the full $2,500,000,000 shares to Yorkville.

As of June 25, 2024, there were 189,941,870 shares of Common Stock outstanding, and therefore the Exchange Cap would be 37,969,380 shares of Common Stock. In connection with the SEPA, the Company expects to register 37,969,380 shares of Common Stock, which represents the number of shares of Common Stock representing the Exchange Cap as of June 25, 2024, which amount shall include the (i) 200,000 Commitment Shares and (ii) 125,000 Placement Agent Shares.

Thus the Company expects to register the maximum amount that it could register without obtaining approval of stockholders in accordance with Nasdaq’s “minimum price rule.” However, if the Company desires to issue more than 37,969,380 shares at an average price per share that does not equal or exceed $31.73 (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of the SEPA; or (ii) the average Nasdaq Official Closing Price for the five trading days immediately precedent the date of the SEPA), it would be required to obtain stockholder approval under the Nasdaq listing rules.

If and when the Company elects to issue and sell shares to Yorkville, the Company may need to register for resale under the Securities Act additional shares in order to receive aggregate gross proceeds equal to the $2,500,000,000 available to the Company under the SEPA. If the Company elects to issue and sell more than the 37,644,380 shares to Yorkville, such additional issuance of shares could cause additional dilution to existing shareholders. The number of shares ultimately offered for resale by Yorkville is dependent upon the number of shares the Company may elect to sell to Yorkville under the SEPA.

The Company does not know what the subscription price for the shares will be and therefore cannot be certain as to the number of shares it might issue to Yorkville under the SEPA.

There are substantial risks to stockholders as a result of the sale and issuance of shares to Yorkville under the SEPA. These risks include the potential for substantial dilution and significant declines in the share price of the Company’s securities. See “Effect of Sales of Shares under the SEPA on Stockholders” below.

Advances of Shares Under the SEPA

Advances

The Company has the right, but not the obligation, from time to time at its discretion, until the first day of the month following the 36-month period after the date of the SEPA, and up to an aggregate subscription amount of $2,500,000,000, to direct Yorkville to Advance a specified maximum amount of shares by delivering an Advance Notice on any trading day (each, an “Advance Notice Date”).

Conditions to Each Advance

Yorkville’s obligation to accept Advance Notices that are timely delivered by the Company under the SEPA and to purchase shares in Advances under the SEPA, is subject to the satisfaction, at the applicable Advance Notice Date, of certain conditions, including:

•	the accuracy in all material respects of the representations and warranties of the Company included in the SEPA;

•	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares that may be issued and sold by the Company to Yorkville under the SEPA) having been declared effective under the Securities Act by the SEC, and the Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date;

•	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the SEPA to be performed, satisfied or complied with by the Company;

•	the Company shall have obtained all permits and qualifications required by any applicable state for the offer and issuance of all the Shares issuable pursuant to such Advance Notice or shall have the availability of exemptions therefrom. The issuance of such Shares shall be legally permitted by all laws and regulations to which the Company is subject;

•	no condition, occurrence, state of facts or event constituting a Material Outside Event (as such term is defined in the SEPA) shall have occurred and be continuing;

•	no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by the SEPA;

•	the shares are quoted for trading on the Nasdaq (or the New York Stock Exchange, NYSE American, the Nasdaq Global Market, or the Nasdaq Capital Market) and all the shares issuable pursuant to such Advance Notice will be approved for trading on the Principal Market. The issuance of shares with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the exchange. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the shares on the stock exchange;

•	there shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to such Advance Notice; and

•	except with respect to the first Advance Notice, the Company shall have delivered all shares relating to all prior Advances, and at least 5 trading days shall have elapsed from the immediately preceding Advance Date.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the SEPA; and

•	the date on which Yorkville shall have purchased shares under the SEPA for an aggregate gross purchase price equal to $2,500,000,000;

The Company also has the right to terminate the SEPA at any time, at no cost or penalty, upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices under which the Company is to issue shares.

The Company and Yorkville may also agree to terminate the SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer their respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

No Short-Selling by Yorkville

Yorkville has agreed that it and its affiliates will not engage in any short sales during the term of the SEPA and will not enter into any transaction that establishes a net short position with respect to the Shares. The SEPA stipulates that Yorkville may sell our Shares to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares and may sell other shares of Common Stock acquired pursuant to the SEPA that Yorkville has continuously held from a prior date of acquisition.

Effect of Sales of Shares under the SEPA on Stockholders

All shares that may be issued or sold by the Company to Yorkville under the SEPA, when registered under the Securities Act for resale by Yorkville pursuant to an effective registration statement are expected to be freely tradable. Such shares may be issued and sold by the Company to Yorkville from time to time at its discretion over the term of the SEPA. The resale by Yorkville of a significant amount of shares registered for resale at any given time, or the perception that such sales may occur, could cause the market price of the Company’s Common Stock to decline and to be highly volatile. Sales of shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by the Company. The Company may ultimately decide to sell to Yorkville all, some or none of the shares that may be available to sell to Yorkville pursuant to the SEPA.

If and when the Company elects to sell Shares to Yorkville pursuant to the SEPA, Yorkville may resell all, some or none of such shares in its discretion and at different prices subject to the terms of the SEPA. As a result, investors who purchase shares from Yorkville at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville as a result of future sales made by the Company to Yorkville at prices lower than the prices such investors paid for their shares. In addition, if the Company sells a substantial number of shares to Yorkville under the SEPA, or if investors expect that the Company will do so, the actual sales of shares or the mere existence of the SEPA arrangement with Yorkville may make it more difficult for the Company to sell equity or equity-related securities in the future at a desirable time and price.

Because the purchase price per share to be paid by Yorkville for the shares that the Company may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of the Company’s Common Stock during the applicable Pricing Period (as defined in the SEPA), as of the date of this report, the Company cannot reliably predict the number of shares that the Company will sell to Yorkville under the SEPA, the actual purchase price per share to be paid by Yorkville for those shares, or the actual gross proceeds to be raised by the Company from those sales, if any.

The issuance, if any, of shares to Yorkville pursuant to the SEPA will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares that existing stockholders own would not decrease as a result of sales, if any, under the SEPA, the shares owned by our existing stockholders would represent a smaller percentage of the Company’s total outstanding Common Stock after any such issuance.

The foregoing description of the SEPA is not complete and is qualified in its entirety by reference to the full text of the SEPA, a copy of which is filed herewith as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the common stock is incorporated by reference into this Item 3.02.

The Shares to WCT will be issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act. The recipients of the Shares are “accredited investors” as defined in Rule 501 under the Securities Act. The Shares have not been registered under the Securities Act and thus such shares may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act.

The offer and sale of shares of common stock pursuant to the SEPA is and will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the shares of common stock, nor shall there be an offer, solicitation or sale of the shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

This Current Report on Form 8-K, including this Item 3.02, shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 7.01	Regulation FD Disclosure.

On July 3, 2024, the Company issued a press release (the “Press Release”) in connection with the entry into the Asset Acquisition Agreement and the SEPA. The foregoing description of the Press Release is subject to and qualified in its entirety by reference to the full text of the Press Release, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

WCT Source Code Purchase Agreement

Concurrently with the closing of the Asset Acquisition Agreement, and as a condition and inducement to the willingness of the Company to enter into it, WCT agreed to exercise the option to enter into and assign to the Company the Source Code Purchase Agreement and the Support and Maintenance Agreement on the Closing Date.

Under the Source Code Purchase Agreement, Perception will sell a copy of the source code of the software related to the CDN technology (“Source Code”) and grant the WCT (which grant was assigned under the Asset Acquisition Agreement to the Company) an irrevocable, non-exclusive, worldwide, perpetual right and license to forever retain, copy, reproduce, use, modify, enhance, create modifications and derivative works of, display, distribute, perform, compile, execute, sublicense, and otherwise exploit the Source Code and all resulting compiled software for commercial exploitation. The purchase price of $17,500,000 will be payable by the Company in four installments to be completed by the third anniversary of the execution date of the Source Code Purchase Agreement. Further to supplement the Source Code Purchase Agreement, WCT will enter into a Support and Maintenance Agreement, under which Perception is to assist the Company in commercializing the Source Code to develop, launch, and grow the platform. The acquisition of the Source Code is effective as of the Closing Date. Pursuant to the Asset Acquisition Agreement, the Company assumes WCT’s rights and obligations under the Source Code Purchase Agreement and the Support and Maintenance Agreement.

In connection with the Source Code Agreement, the Company will enter into a source code escrow agreement related to the sale of the Source Code. Pursuant to such agreement, Perception will deposit a copy of the Source Code into an escrow account. Subject to certain terms and conditions, the escrow agent will hold the Source Code until Perception receives the full purchase price of $17,500,000 for the Source Code. Upon full payment, the Source Code and any modifications will be released to the Company.

WCT Registration Rights Agreement

The Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with Solutions and JedTec on the Closing Date, pursuant to which the Company will file a registration statement with the SEC to register for resale the Shares as soon as practicable upon the Closing Date and use its reasonable best efforts to cause such registration statement to become effective and remain effective until all the Shares covered by such registration statement have been sold.

The foregoing description of the Registration Rights Agreement is not complete and are qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.4 to this Current Report and is incorporated by reference herein.

Emerging Growth Company Status Update

The Company expects to lose its emerging growth company and smaller reporting company status at the end of the fiscal year ended December 31, 2024, when the Company expects to qualify as a large accelerated filer based on the worldwide market value of its Common Stock held by non-affiliates as at June 30, 2024.

Risk Factor Update

The Company is also supplementing the risk factors previously disclosed in the Risk Factors section of its registration statement on Form S-1 (Registration No. 333-278678), initially filed with the Securities and Exchange Commission on April 15, 2024, as amended, to update and replace in their entirety the following risk factors under “Risks Related to TMTG’s Business” and “Risks Related to Ownership of TMTG Securities”, as applicable:

If TMTG encounters issues with the rollout and implementation of its streaming content plans, TMTG may delay or decide not to fully implement the service, which may affect TMTG’s growth strategy and operations.

TMTG plans to roll out its streaming content in three phases: Phase 1: Introduce Truth Social’s content delivery network (“CDN”) for streaming live TV to the Truth Social app for Android, iOS, and Web. Phase 2: Release stand-alone Truth Social over-the-top streaming apps for phones, tablets, and other devices. Phase 3: Release Truth Social streaming apps for home TV. As part of the roll out of its own CDN, TMTG entered into the Asset Purchase Agreement and the related ancillary maintenance and support agreements with WCT and its affiliates, pursuant to which upon the closing of the Asset Purchase Agreement WCT will assign TMTG an irrevocable, non-exclusive, worldwide, perpetual right and license to forever retain, copy, reproduce, use, modify, enhance, create modifications and derivative works of, display, distribute, perform, compile, execute, sublicense, and otherwise exploit the Source Code and all resulting compiled software for commercial exploitation. In addition, Perception and its affiliates agreed not to use or permit other parties to use the source code for a period of five (5) years after the closing of the Asset Purchase Agreement for any purpose that competes, in the United States, with the Truth platform or commercialization of such source code in the United States.

TMTG expects to distribute a beta version of Phase 1 in the third quarter of 2024 and fully launch Phase 1 by the end of 2024. Beta versions of Phases 2 and 3 are expected to follow shortly after the launch of the beta version of Phase 1. TMTG anticipates starting to generate revenue from this technology during 2025, contingent upon the successful implementation of all three phases.

The foregoing timeline and revenue generation expectations are preliminary and depend on several factors, including TMTG's ability to economically launch its CDN technology. This may depend on TMTG's ability to develop, integrate and effectively capitalize on the benefits such technology, successfully complete beta testing, and list the relevant apps on leading app stores. Any delays or challenges in these areas could materially affect the timeline and/or implementation of the CDN technology. If TMTG is unable to address these challenges effectively, it could result in significant delays, increased costs, and the inability to meet revenue timeline expectations. Any of these risks may lead to TMTG deciding to cease the implementation of the rollout of TMTG’s streaming content and CDN technology altogether, which would have a material adverse effect on TMTG’s growth strategy and may result in a material adverse effect on the results and operations of TMTG.

TMTG plans to continue making acquisitions that could require significant management attention, disrupt its business, new capital, result in dilution to its stockholders, and adversely affect its financial results.

As part of its business strategy, TMTG intends to continue making acquisitions to add specialized employees, complementary companies, products, or technologies. As such, TMTG is, and will continue from time to time, evaluating certain acquisitions of business and technologies as part of its long-term strategy. However, prior to the Asset Purchase Agreement and the related ancillary maintenance and support agreements, TMTG had not previously completed any such strategic acquisitions. As a result, its ability to successfully acquire and integrate the WCT assets or larger or more significant companies, products, or technologies is unproven. As such, TMTG may struggle to leverage resources effectively to capitalize on the benefits of the WCT acquisition and execute its business plan. Furthermore, in the future, TMTG may not be able to find other suitable acquisition candidates and complete acquisitions on favorable terms, if at all. TMTG’s future acquisitions may not achieve its goals, and any future acquisitions that TMTG completes could be viewed negatively by users, developers, advertisers, or investors.

If TMTG fails to successfully integrate any acquisitions, or the technologies associated with any of its acquisitions, into Truth Social, or any future product offerings, the revenue and operating results of TMTG could be adversely affected. Any integration process may require significant time and resources, and TMTG may not beable to manage the process successfully. TMTG may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. TMTG may have to pay cash, incur debt, or continue to issue equity securities to pay for any such acquisition, any of which could adversely affect TMTG’s financial results. The sale of equity or issuance of debt to finance any such acquisitions would continue to dilute existing TMTG’s stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede TMTG’s ability to manage TMTG’s operations.

Warrants may continue to be exercised for TMTG common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

DWAC issued 14,375,000 Public Warrants as part of its IPO and, on the IPO closing date, DWAC issued 566,742 Placement Warrants to ARC. In addition, DWAC issued 6,549,509 Post-IPO Warrants. The TMTG common stock issuable upon the exercise of our Warrants will result in dilution to the then existing TMTG stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of TMTG common stock and Public Warrants.

The Placement Warrants are identical to the warrants sold as part of the securities issued in DWAC’s IPO except that, so long as they are held by ARC or its permitted transferees, (i) they will not be redeemable by us, (ii) they may be exercised by the holders on a cashless basis, and (iii) they are subject to registration rights.

Future sales, or the perception of future sales, by TMTG or its stockholders in the public market could cause the market price for TMTG’s common stock to decline.

The sale of shares of TMTG common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of TMTG common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for TMTG to sell equity securities in the future at a time and at a price that it deems appropriate.

In connection with the Merger, certain existing Private TMTG stockholders, who owned 59.7% shares of TMTG common stock following the Closing agreed, subject to certain exceptions, not to dispose of or hedge any of their shares of TMTG common stock or securities convertible into or exchangeable for shares of TMTG common stock during the period from the date of the Closing continuing through the earliest of: (i) the six-month anniversary of the Closing, (ii) the date on which the Closing price of TMTG common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) such date on which TMTG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of TMTG’s stockholders having the right to exchange their shares of TMTG common stock for cash, securities or other property.

In addition, the shares of TMTG common stock reserved for future issuance under the 2024 Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 7.5% of the fully diluted, and as converted, outstanding shares of TMTG common stock immediately following the Closing of the Merger, taking into account the Earnout Shares, have been reserved for future issuance under the Equity Incentive Plan. TMTG is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of TMTG common stock or securities convertible into or exchangeable for shares of TMTG common stock issued pursuant to the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Moreover, we have an effective registration statement for the resale of a substantial number of shares of our Common Stock that significantly exceeds the number of shares of Common Stock constituting our public float. Accordingly, the filing of additional registration statements, including the registration statement for the shares to be issued to Yorkville pursuant to the SEPA, and the sale of all such shares by the selling securityholders, or the perception that further registration statements covering new shares or that sales of any such shares could occur, could depress the market price of our Common Stock.

In the future, TMTG may continue to issue securities in connection with investments or acquisitions, including the acquisitions or licensing of certain technologies that TMTG is actively exploring for its platform. The amount of shares of TMTG common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of TMTG common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to TMTG stockholders and increase the volatility of the trading price of our Common Stock.

The sale and issuance of shares to Yorkville will cause dilution to our existing shareholders, and the sale of shares acquired by Yorkville, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The purchase price for the shares that we may sell to Yorkville under the SEPA will fluctuate based on the price of our Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Common Stock to fall. If and when we do sell shares to Yorkville, Yorkville may resell all, some, or none of those shares at its discretion, subject to the terms of the SEPA. Therefore, sales to Yorkville by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares to Yorkville, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price. The resale of shares by Yorkville in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could also harm the prevailing market price of our Common Stock.

Following any such issuances and following the expiration of lock-ups of certain other restricted shareholders and as restrictions on resale end and registration statements are available for use, the market price of our Common Stock could decline if the holders of restricted or locked up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. The sale of all shares of Common Stock by selling securityholders, or the perception that these sales could occur, could depress the market price of our Common Stock. While selling securityholders may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. The sale of the shares of common stock being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Common Stock. See “Risk Factors - The market prices of TMTG’s Common Stock and Public Warrants have been and may continue to be extremely volatile, which could cause purchasers of TMTG’s securities to incur substantial losses.”

Litigation and Legal Proceeding Update

The Company is also supplementing the summary of litigation previously disclosed in the Our Business section of its registration statement on Form S-1 (Registration No. 333-278678), initially filed with the Securities and Exchange Commission on April 15, 2024, as amended, to update and replace in their entirety the “Litigation” section:

Section 16 Claim

On October 20, 2023, Robert Lowinger (the “Plaintiff”) filed a complaint against Rocket One Capital, LLC (“Rocket One”), Michael Shvartsman, Bruce Garelick, and Digital World in the U.S. District Court for the Southern District of New York. The case is Lowinger v. Rocket One Capital, LLC, et al., No. 1:23-CV-9243 (S.D.N.Y. Oct. 20, 2023). According to the complaint, Digital World was named as a party in the lawsuit because the Plaintiff is seeking relief for the benefit of Digital World. In the complaint, the Plaintiff contends that, in 2021, Mr. Garelick and Rocket One were directors of Digital World and that they purchased securities of Digital World. The Plaintiff further alleges that within a six-month period from the date of their purchases, both Mr. Garelick and Rocket One sold securities in Digital World and realized profits from those sales. Additionally, the Plaintiff alleges that Mr. Shvartsman had a financial interest in the profits resulting from Rocket One’s purchases and sales of Digital World’s securities. According to the Plaintiff, under Section 16(b) of the Exchange Act (15 U.S.C. §78p(b)), Rocket One, Mr. Shvartsman, and Mr. Garelick are each required to disgorge certain trading profits to Digital World.

On March 1, 2024, Digital World filed a motion to dismiss the claims against Digital World.

On June 5, 2024, the U.S. District Court for the Southern District of New York granted a motion by Defendants Michael Shvartsman and Bruce Garelick to transfer the action to the U.S. District Court for the Southern District of Florida. In transferring the action, the U.S. District Court for the Southern District of New York held that pending motions to dismiss, including the motion filed by DWAC, will be decided by the U.S. District Court for the Southern District of Florida (C.A. No. 24-CV-22429).

Litigation with United Atlantic Ventures (“UAV”) in Delaware

On July 30, 2021, an attorney for the Trump Organization, on behalf of President Trump, declared void ab initio a services agreement that had granted Private TMTG, among other things, extensive intellectual property and digital media rights related to President Trump for purposes of commercializing the various Private TMTG initiatives (the “Services Agreement”). Neither Private TMTG nor Digital World was a party to such agreement.

On each of January 18, 2024 and February 9, 2024, Digital World received letters from counsel to UAV, a party to the Services Agreement. The letters contained certain assertions and enclosed a copy of the Services Agreement that had been declared void two and a half years earlier. Specifically, counsel for UAV claims that the Services Agreement grants UAV rights to (1) appoint two directors to TMTG and its successors (i.e., TMTG after the Business Combination), (2) approve or disapprove of the creation of additional TMTG shares or share classes and anti-dilution protection for future issuances and (3) a $1.0 million expense reimbursement claim. In addition, UAV asserts that the Services Agreement is not void ab initio and claims that certain events following the July 30, 2021 notification support its assertion that such Services Agreement was not void.

On February 6, 2024, a representative of UAV sent a text message to a representative of a noteholder of TMTG suggesting that UAV might seek to enjoin the Business Combination. On February 9, 2024, Private TMTG received from counsel to UAV a letter similar to those letters received by Digital World, which also threatened Private TMTG with legal action regarding UAV’s alleged rights in Private TMTG, including, if necessary, an action to enjoin consummation of the Business Combination.

On February 28, 2024, UAV filed a verified complaint against Private TMTG in the Chancery Court seeking declaratory and injunctive relief relating to the authorization, issuance, and ownership of stock in Private TMTG and filed a motion for expedited proceedings (C.A. No. 2024-0184-MTZ). On March 4, 2024, UAV filed an amended complaint, converting their action from a direct action to a purported derivative action, and adding members of the Private TMTG board as defendants.

On March 9, 2024, the Chancery Court held a hearing to decide UAV’s motion to expedite proceedings. During the oral argument, Private TMTG agreed that any additional shares of Private TMTG issued prior to or upon the consummation of the Business Combination would be placed in escrow pending a resolution of the dispute between the parties. The Chancery Court entered an order consistent with the foregoing on March 15, 2024, and scheduled a status conference for April 1, 2024.

On April 2, 2024, UAV filed a motion for leave to file a second amended complaint together with a motion for preliminary injunction and a motion for contempt and anti-suit injunction related to Private TMTG’s filing of a separate litigation against UAV and others in Florida state court. Private TMTG maintains that the contempt claims are meritless. On April 9, 2024, the Chancery Court granted the motion for leave to file a second amended complaint on April 9, 2024 and re-assigned the case to a new judge.

On April 11, 2024, UAV filed its second amended complaint, naming the prior Defendants together with five new defendants--TMTG and the current directors on the TMTG Board who were not on Private TMTG’s board of directors.

On April 22, 2024, all of the Defendants moved to vacate the Chancery Court’s prior order expediting the matter. Additionally, all of the Defendants moved to dismiss the second amended complaint. Following briefing and oral argument on the motion to vacate, on April 30, 2024, the Chancery Court vacated the prior provisions of the March 15 order expediting the matter.

On May 6, 2024, UAV filed its Renewed Motion for Contempt of the March 15, 2024 Order against Private TMTG seeking, among other things, to enjoin Private TMTG and related parties from prosecuting certain claims in Florida state court. On May 8, 2024, the Chancery Court stayed discovery and granted a protective order with respect to all discovery served on Defendants and all other persons from whom discovery was being sought. On May 23, 2024, the Chancery Court set a hearing on the contempt motion for July 12, 2024. On June 5, 2024, UAV filed for leave to again amend its complaint.

The proposed Third Amended Complaint seeks to dismiss as defendants three current TMTG directors (W. Kyle Green, Linda McMahon, and Robert Lighthizer) and add four former DWAC directors (Frank J. Andrews, Patrick F. Orlando, Edward J. Preble, and Jeffrey A. Smith). As of July 1, 2024, UAV had not filed the Third Amended Complaint.

This matter remains pending.

Litigation with ARC in Delaware

On February 29, 2024, ARC filed a lawsuit in the Court of Chancery of the State of Delaware (C.A. No. 2024-0186-LWW) against DWAC and its directors, alleging an impending violation of the Digital World Charter for failure to commit to issue the number of conversion shares to ARC that ARC claims it is owed upon the consummation of the Business Combination. The complaint claimed a new conversion ratio of 1.78:1 and sought specific performance and damages for the alleged breach of the Digital World Charter, a declaratory judgment that the certain derivative securities of Digital World should be included in the calculation of the conversion ratio, a finding that the directors of Digital World breached their fiduciary duties, and a preliminary injunction to enjoin the Business Combination until Digital World “corrected” the conversion ratio.

We do not believe ARC’s 1.78:1 conversion ratio and related claims are supported by the terms of the Digital World Charter. As a result, we have vigorously defended Digital World’s calculation of the conversion ratio and related rights. In addition to its complaint, ARC also filed a motion with the Chancery Court requesting that the case schedule be expedited to enable the Chancery Court to conduct an injunction hearing prior to the March 22, 2024 shareholder vote. On March 5, 2024, the court denied ARC’s motion, stating that it would not conduct a merits or injunction hearing before March 22, 2024. Consequently, the Chancery Court also denied ARC’s request to postpone the vote until after a merits hearing.

The Chancery Court ruled that Digital World’s proposal to deposit disputed shares into an escrow account at the close of the Business Combination was adequate to prevent potential irreparable harm related to ARC’s share conversion. The court also found that Digital World’s public disclosures about ARC’s claims and possible conversion scenarios at the close of the Business Combination further mitigated the risk of irreparable harm due to insufficient disclosure for the March 22, 2024 vote.

On March 22, 2024, the Chancery Court entered a Scheduling Order setting the case for a single-day trial on June 26, 2024. The trial was subsequently rescheduled to July 29, 2024.

On May 23, 2024, ARC filed a motion for leave to amend its complaint. ARC requested leave to add new factual allegations and legal theories, in addition to a cause of action for breach of implied covenant of good faith and fair dealing. On June 5, 2024, the Court denied leave to add a cause of action for breach of implied covenant of good faith and fair dealing, but granted leave in part to add new legal theories to existing claims and adjust its claimed conversion ratio from 1.78:1 to 1.81:1

In relation to the Delaware Lawsuit, Digital World notified its shareholders on March 14, 2024, of its intention to apply a conversion ratio to all Digital World Class B common stock shares to ensure that ARC and the Non-ARC Class B Shareholders receive an equal number of common stock shares in the Company per share of Digital World Class B common stock. Accordingly, on March 21, 2024, Digital World entered into the Disputed Shares Escrow Agreements with the Escrow Agent, pursuant to which TMTG deposited into escrow the number of shares of TMTG Common Stock representing the difference between the actual conversion ratio, determined by Digital World’s board of directors upon closing of the Business Combination (which was determined to be 1.348:1), and a conversion ratio of 2.00. Any release of shares is subject to the terms and conditions of the Disputed Shares Escrow Agreements.

The ultimate resolution as to whether none, a portion or all of the disputed conversion shares will be issued is not determinable at this time. As a general matter, the pursuit of the claims may be costly and time consuming and could have a material adverse effect on TMTG’s reputation and its existing stockholders and may result in counterclaims.

Lawsuit With Patrick Orlando in Delaware

On March 15, 2024, Plaintiff Patrick Orlando brought a lawsuit against Digital World in the Chancery Court seeking advancement of legal fees associated with Mr. Orlando’s involvement in civil litigation against Digital World in Florida and certain other matters (the “Advancement Lawsuit”) (C.A. No. 2024-0264-LWW). Mr. Orlando’s allegations relate to certain provisions in the Digital World Charter, Digital World’s bylaws, and an indemnity agreement allegedly entered into between Mr. Orlando and Digital World. Mr. Orlando alleges that those certain provisions require Digital World to pay the legal fees Mr. Orlando incurred and will incur in connection with legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of Digital World. Mr. Orlando seeks a court order that (i) declares that he is entitled to legal fees for certain proceedings described in the complaint, (ii) requires Digital World to pay for legal fees incurred and future legal fees to be incurred for those proceedings, (iii) requires Digital World to pay the fees incurred to bring the Advancement Lawsuit, and (iv) requires Digital World to pay pre- and post-judgment interest on the amounts owed to Mr. Orlando.

On April 3, 2024, the Chancery Court entered a Stipulation and Advancement Order (“Stipulation”) stating that Mr. Orlando is entitled to advancement of attorneys’ fees and costs incurred with legal proceedings described in the Stipulation, subject to Digital World’s right to challenge the reasonableness of those attorneys’ fees and costs. The Stipulation further states that Mr. Orlando is entitled to fees incurred in connection with enforcement of advancement rights and sets forth procedures that will govern future requests for advancement of attorneys’ fees and costs. As of June 30, 2024, TMTG had paid or agreed to pay more than $500,000 to Mr. Orlando’s attorneys pursuant to such Stipulation.

On April 23, 2024, Mr. Orlando filed a motion for leave to supplement the Advancement Lawsuit to add a claim for advancement of legal fees and expenses Mr. Orlando has incurred and will incur in connection with his defense of an action for declaratory judgment brought by members of ARC regarding Mr. Orlando’s removal as the managing member of ARC. Mr. Orlando also seeks reimbursement for the legal fees and expenses incurred in connection with his supplement to the Advancement Lawsuit, and he seeks pre-judgment and post-judgment interest on the amounts he claims are owed to him. On May 31, 2024, the Chancery Court granted, in part, Mr. Orlando’s motion for leave to supplement the Advancement Lawsuit. The Chancery Court has scheduled a merits hearing for September 23, 2024.

Lawsuit Against UAV, Litinsky, Moss, and Orlando in Florida

On March 24, 2024, Private TMTG filed a lawsuit in the Circuit Court of the Twelfth Judicial Circuit for Sarasota County, Florida (Docket No. 2024-CA-001545-NC) against UAV, Andrew Litinsky, Wesley Moss, and Patrick Orlando. In view of UAV’s repeated demands concerning its alleged stock ownership and director appointment rights, the complaint alleges claims for a declaratory judgment against UAV determining that the Services Agreement is unenforceable against Private TMTG. The complaint also asserts a claim for unjust enrichment against UAV based on its failure to competently provide services to the company. Finally, the complaint asserts claims for damages for (a) breach of the fiduciary duty of loyalty against Mr. Litinsky and Mr. Moss based on their dealings with Mr. Orlando, (b) aiding and abetting and conspiracy to breach fiduciary duty against Mr. Orlando based on the same events, and (c) breach of the fiduciary duty of care against Mr. Litinsky and Mr. Moss for their gross negligence in managing the company.

On April 25, 2024, Private TMTG filed a motion to consolidate this lawsuit with the Lawsuit Against ARC and Patrick Orlando in Sarasota County, Florida described above for purposes of discovery and pretrial proceedings. That motion is currently pending before the court.

On June 27, 2024, the court granted Mr. Moss, Mr. Litinsky, and UAV’s motion to stay proceedings pending resolution of the Delaware litigation involving UAV. The court also denied Private TMTG’s motion for an anti-suit injunction.

Lawsuit By Orlando and Benessere in Miami, Florida

On April 2, 2024, Patrick Orlando and Benessere Investment Group, LLC filed suit against TMTG in the Circuit Court of the Eleventh Judicial District in Miami-Dade County Florida (Docket No. 2024-005894-CA-01). Orlando and Benessere seek a declaratory judgment that TMTG is restricted from disclosing material exchanged with Orlando and Benessere pursuant to a joint defense agreement previously entered into by the Parties in addition to a request for damages for any breach of the joint defense agreement. Also on April 2, 2024, Orlando and Benessere filed a motion for preliminary injunction for enforcement of the joint defense agreement. As of May 2, 2024, the motion for preliminary injunction had not been set for hearing.

Litigation with ARC Noteholders in Miami, Florida

On May 8, 2024, a group of ARC noteholders (Edwin B. Tucker et al.) filed suit against ARC and DWAC n/k/a TMTG in the Circuit Court of the Eleventh Judicial District in Miami-Dade County, Florida (Docket No. 2024-008668-CA-01). The noteholders seek specific performance and compensatory damages from both defendants or, in the alternative, damages for breach of contract from ARC, in connection with shares of TMTG to which the ARC noteholders assert they are entitled. TMTG was served in this action on June 11, 2024.

Lawsuit filed in Small Claims Court – Pinellas County, Florida

On April 29, 2024, a small claims action was filed in Pinellas County by Keith Rossignol and Richard Epp, appearing pro se, against “Digital World Acquisition, Inc.”, demanding the return of one hundred shares in DWAC to each Plaintiff (i.e., 200 shares total) or, alternatively, an $8,000 Judgment, plus court costs, if DWAC “fails [sic] to reinstate the 200 shares promptly.” A hearing was held on May 29, 2024. The court granted our motion to dismiss the action for lack of subject matter jurisdiction, improper venue, failure to state a claim, failure to include an indispensable party, and failure to sue the right defendant and gave the plaintiffs 20 days to amend. On June 17, 2024, Rossignol filed an amended statement of claim.

Litigation with Michael Melkersen in Miami, Florida

On June 20, 2024, Michael Melkersen (“Melkersen”) filed suit against defendants including TMTG in the Circuit Court of the Eleventh Judicial District in Miami-Dade County, Florida (Docket No. 2024-011456-CA-01). The lawsuit primarily pertains to a dispute between Melkersen and ARC over the rightful ownership of certain shares, but includes claims against TMTG for breach of contract, replevin, and unjust enrichment.

Litigation with Odyssey Transfer & Trust Company in Delaware

On June 20, 2024, TMTG’s transfer agent, Odyssey Transfer and Trust Company (“Odyssey”) filed an interpleader action in the U.S. District Court of the District of Delaware (C.A. No. 24-CV-00729). The complaint pertains to the ongoing dispute regarding share ownership between Melkersen and ARC and includes TMTG as a nominal defendant. Odyssey is seeking an order from the Court discharging Odyssey of further liability and requiring ARC and TMTG to resolve their competing claims as to 716,140 Class A shares of TMTG and 25,000 TMTG warrants. Also on June 20, 2024, Odyssey filed a motion to enjoin Defendants from making any claim against Odyssey arising out of the interpleader action and a motion for expedited proceedings regarding the motion to enjoin Defendants. On June 27, 2024, the Court granted Odyssey’s motion for expedited proceedings and set a deadline of July 3, 2024, for any opposition to the motion to enjoin.

This matter remains pending.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including  but not limited to the statement regarding the future plans and potential success of the streaming services under the CDN, the amount of shares of Common Stock the Company may issue to the Yorkville pursuant to the SEPA, and the amount of proceeds to be received by the Company from the sale of shares of Common Stock and related matters. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that the Company describes in its forward-looking statements. There may be events in the future that the Company is not accurately able to predict, or over which the Company has no control.

You should not place undue reliance on forward-looking statements. Although the Company may elect to update forward-looking statements in the future, the Company disclaim any obligation to do so, even if our assumptions and projections change, except where applicable law may otherwise require us to do so. Forward-looking statements are not guarantees of performance. Readers should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements herein. Important factors that may affect these projections or expectations include, but are not limited to: statements about the ability of the Company to realize the benefits from the business combination; the ability of the Company to maintain the listing of the Company’s Common Stock on Nasdaq; ability to realize the benefit of the streaming services, its cost effectiveness, performance, stability, and future financial performance following the business combination; the impact of the outcome of any known or unknown litigation or other legal proceedings; the ability of the Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures of the Company; the future revenue and effect on gross margins of the Company; the attraction and retention of qualified directors, officers, employees, and key personnel of the Company; the ability of the Company to compete effectively in a competitive industry; the impact of the ongoing legal proceedings in which President Donald J. Trump is involved on the Company’s corporate reputation and brand; expectations concerning the relationships and actions of the Company and its affiliates with third parties; the short- and long-term effects of the consummation of the business combination on the Company’s business relationships, operating results, and business generally; the impact of future regulatory, judicial, and legislative changes in the Company’s industry; the ability to locate and acquire complementary products or product candidates and integrate those into the Company’s business; Truth Social, the Company’s initial product, and its ability to generate users and advertisers; future arrangements with, or investments in, other entities or associations; competition and competitive pressures from other companies in the industries in which the Company operates; changes in domestic and global general economic and macro-economic conditions and the volatility of the price of Common Stock that may result from sales of shares by Yorkville or other shares we previously registered for resale. For a discussion of these important factors and other risks, please read the information set forth under the caption “Risk Factors” in our registration statement on Form S-1 and other documents filed with the SEC, which describe additional factors that could adversely affect our business, financial condition, or results of operations. The Company’s SEC filings are available publicly on the SEC website at www.sec.gov. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits

10.1*+	Asset Acquisition Agreement, dated July 3, 2024, by and among the Company, WorldConnect Technologies, L.L.C.,WorldConnect IPTV Solutions, LLC and JedTec, L.L.C.

10.2*+	Amended and Restated Option Agreement, dated July 3, 2024, by and between WorldConnect Technologies, L.L.C., Perception Group, Inc., Perception TVCDN Ltd., and FORA, FOrum RAčunalništva, d.o.o.

10.3	Standby Equity Purchase Agreement, dated July 3, 2024, by and between the Company and YA II PN, LTD.

10.4+	Form of Registration Rights Agreement, by and among the Company,WorldConnect IPTV Solutions, LLC and JedTec, L.L.C.

99.1	Press Release, dated July 3, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	A non-material exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of the omitted exhibit upon request by the SEC.
+	Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Company treats as private or confidential. The Company hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trump Media & Technology Group Corp.

Dated: July 3, 2024	By:	/s/ Scott Glabe
	Name:	Scott Glabe
	Title:	General Counsel and Secretary

Exhibit 10.1

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10).

Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

ASSET ACQUISITION AGREEMENT

AND

PLAN OF REORGANIZATION

BY AND AMONG

TRUMP MEDIA & TECHNOLOGY GROUP CORP.,

WORLDCONNECT TECHNOLOGIES, L.L.C.

AND

THE MEMBERS OF WORLDCONNECT TECHNOLOGIES, L.L.C.

DATED AS OF July 3, 2024

i

4.14	Employees	30
4.15	Tax Matters	31
4.16	Brokerage	33
4.17	Affiliate Transactions	33
4.18	Insurance	34
4.19	Environmental Matters	34
4.20	Anti-Bribery and Corruption; Anti-Money Laundering and Sanctions Laws	34
4.21	Government Benefits	35
4.22	Investment Representation	35

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

5.1	Organization and Power; Ownership of Purchaser; No Prior Activities	36
5.2	Authorization	36
5.3	Absence of Conflicts	36
5.4	Brokerage	37
5.5	Purchaser Common Stock	37

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

6.1	Mutual Assistance	37
6.2	Press Release and Announcements; Confidentiality	37
6.3	Expenses	38
6.4	Tax Matters	38
6.5	Payment of Excluded Liabilities	39
6.6	Managed Sales	39

ARTICLE 7

INDEMNIFICATION

7.1	Survival	40
7.2	Agreement to Indemnify	41
7.3	Limitations	42
7.4	Indemnification Procedures	43
7.5	Losses	46
7.6	No Circular Recovery	47

ARTICLE 8

MISCELLANEOUS

8.1	Amendment and Waiver	47

8.2	Notices	47
8.3	Assignment	48
8.4	Severability	48
8.5	No Strict Construction	48
8.6	Captions	49
8.7	No Third-Party Beneficiaries	49
8.8	Complete Agreement	49
8.9	Counterparts	49
8.10	Governing Law and Jurisdiction	49
8.11	Waiver of Jury Trial	50

LIST OF EXHIBITS

Exhibits
Exhibit A	Form of Underlying Agreements
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Managed Sales Agreement

ASSET ACQUISITION AGREEMENT

AND

PLAN OF REORGANIZATION

THIS ASSET ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of July 3, 2024, by and among Trump Media & Technology Group Corp., a Delaware corporation (“Purchaser”), WorldConnect Technologies, L.L.C., a [***] limited liability company (“Company”),WorldConnect IPTV Solutions, LLC, a [***] limited liability company (“Solutions”), JedTec, L.L.C., a [***] limited liability company (“JedTec”) (Solutions and Jedtec, the “Members” and, together with the Company, the “Sellers”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in Article 1.

RECITALS

WHEREAS, the Company wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from the Company, substantially all the assets, and certain specified liabilities, of the Company, subject to the terms and conditions set forth herein;

WHEREAS, the parties intend the transactions contemplated by this Agreement to (i) qualify as an assets-for-stock exchange under Section 368(a)(1)(C) of the Internal Revenue Code and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (ii) comply with Revenue Procedure 84-42 of the Internal Revenue Service.

WHEREAS, the Company is a party to that certain Option Agreement, dated as of February 5, 2024, by and among Perception Group Inc. (“Perception Group”), Perception TVCDN Ltd. (“Perception TV”), FORA, Forum RAcunalnistva, d.o.o. (“FORA” and collectively with Perception Group and Perception TV, “Perception”), and the Company (the “Option Agreement”).

WHEREAS, as a condition and material inducement to the willingness of Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company has exercised the option to acquire a copy of the Source Code (as defined in the Option Agreement) and has entered into the Source Code Purchase Agreement and the Support and Maintenance Agreement (as defined in the Option Agreement) in substantially the forms attached hereto as Exhibit A (collectively, the “Underlying Agreements”), in each case, to become effective and to be assumed by Purchaser upon the Closing (as defined below); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, and also to prescribe various conditions to the transactions contemplated hereby, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

1.1           Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Tax law).

“Aggregate Initial Consideration” means 2,600,000 shares of Purchaser Common Stock.

“Anti-Bribery Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the U.K. Bribery Act, and (iii) any other applicable anti-bribery or anti-corruption laws of all jurisdictions where the Company’s business is conducted, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Anti-Money Laundering Law” means any law relating to customer identification, anti-money laundering or preventing the financing of terrorism and other forms of illegal activity, including, but not limited to, (i) the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act (31 U.S.C. §5311 et seq.; 12 U.S.C. §§1818(s) 1829(b), 1951-1959), as amended by The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and 18 U.S.C. §§ 1956, 1957 and 1960, and the rules and regulated administrated by the Financial Crimes Enforcement Network thereunder, as amended, (ii) the applicable money laundering laws of all jurisdictions where the Company’s business is conducted, and the rules and regulations under the foregoing and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in Philadelphia, Pennsylvania, San Francisco, California or New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, with respect to the Company, all cash (but not including any restricted cash such as security deposits with landlords or cash deposited as collateral for letters of credit), cash equivalents and marketable securities held by the Company, net of any bank overdrafts as adjusted for any deposits in transit, any outstanding checks and other proper reconciling items, all as calculated in accordance with GAAP as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Data” means (i) all non-public information about the business or activities of the Company that is proprietary and confidential, which shall include all non-public business, financial, technical and other information that is a trade secret of the Company and (ii) all Personal Data Processed by or on behalf of the Company.

“Company Taxes” means any Taxes (i)  imposed on or with respect to the Company or its assets or operations for any taxable period (or portion of any taxable period) ending on or before the Closing Date including (but not limited to) as a result of the Transactions, (ii) imposed in connection with the transactions contemplated hereby (including any Transfer Taxes), (iii) imposed on the Company as a result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign law, or (iv) of any Person for which the Company becomes liable as a transferee or successor, by contract (including any Tax sharing, Tax indemnity, or Tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes), pursuant to any law, or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date.

“Consideration Shares” means the Aggregate Initial Consideration and the Deferred Consideration Amount.

“Deferred Consideration Amount” means 2,500,000 shares of Purchaser Common Stock to be issued pursuant to Section 2.6.

“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Employment Agreements” means an agreement of employment between Purchaser and each of [***], providing for such person’s employment by Purchaser following the Closing.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning pollution or protection of the environment, as the foregoing are enacted and in effect, on the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 4.1 (Organization and Power), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Absence of Conflicts), 4.8 (Title to Tangible Assets), 4.10 (Intellectual Property; Privacy and Data Security), 4.13 (Compliance with Laws), 4.15 (Tax Matters), 4.16 (Brokerage), and 4.17 (Affiliate Transactions).

“Fraud” means common law fraud under Florida law.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, court of competent jurisdiction or arbitration tribunal, in each case whether foreign, federal, national, state or local, or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, consents, exemptions and other authorizations obtained from any Governmental Authority, including those listed on Section 4.11 of the Disclosure Schedules.

“Income Tax” means any Tax (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to any Person at any point in time, without duplication, all obligations (including in respect of principal, accrued interest, penalties, fees, premiums, breakage and other exit costs, as applicable) of such Person: (i) for borrowed money; (ii) for any trade payables, accounts payable and any other current liabilities, in each case, which are more than sixty (60) days outstanding as of the Closing Date, (iii) any lines of credit, credit cards and other credit accounts; (iv) in respect of bankers’ acceptances and letters of credit, to the extent drawn; (v) evidenced by notes, bonds, debentures or similar debt instruments; (vi) under derivative financial instruments; (vii) in respect of any deferred purchase price of goods or services (including “earn-out” arrangements); (viii) in respect of amounts outstanding under leases required to be capitalized in accordance with GAAP; (ix) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act; and (x) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (i) through (ix) above of any other Person.

“Intellectual Property” means all worldwide: (i) patents and patent applications; (ii) trademarks, service marks, logos, slogans, design rights, trade names and trade dress, whether or not registered, and all registrations and applications for any of the foregoing, together with all goodwill associated therewith; (iii) internet domain names and social media handles/account names; (iv) copyrights and all works of authorship (whether or not copyrightable), whether registered or unregistered; (v) rights in inventions, whether or not patentable; (vi) trade secrets, know-how, data, databases or other collection or compilations of information, works or other materials and algorithms; (vii) Software; (viii) rights of privacy and publicity and other similar rights to use the names, images, and likenesses of individuals for commercial purposes; and (ix) all rights of any kind or nature in any of the foregoing, and all other intellectual property rights.

“Intellectual Property Agreement” means an agreement containing a license, sublicense, covenant or assignment of Intellectual Property or Intellectual Property Ancillary Rights.

“Intellectual Property Ancillary Rights” means all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriation of Intellectual Property.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws); (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs laws of other countries in which the Company has conducted and/or currently conducts business.

“IT Systems” means all hardware, servers, data communication equipment, Software, information technology systems and computer networks (including third party provided systems and services) that are owned or used by the Company in connection with the operation of the Company’s business.

“Knowledge” means (i) in the case of Purchaser, the actual knowledge of the chief executive officer, chief financial officer and chief operating officer (or persons serving in similar capacities) of Purchaser, in each case after reasonable inquiry of their direct reports, and (ii) in the case of the Sellers, the actual knowledge of each of [***], or the knowledge such Person would reasonably be deemed to have given such Person’s position with, and responsibilities to, the Sellers.

“law” means any foreign, federal, state or local law, statute, ruling, constitution, treaty, regulation, judgment, ordinance, rule, order or decree of any Governmental Authority, as enacted, promulgated, implemented, or in effect.

“Leased Real Property” means all of the right, title and interest of the Company under all written leases, subleases, licenses, concessions and other agreements, pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Liabilities” means any liabilities, debts, claims or obligations of any nature, whether known, unknown, accrued, absolute, direct or indirect, contingent, determined, determinable or otherwise, whether due or to become due.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, charge, restriction, title defect or other encumbrance of any kind.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, lost profits, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have, a material and adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business, operations or results of the Company, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

“OFAC” means the Office of Foreign Asset Control of the United States Department of the Treasury.

“Official” means any official, employee or representative of, or any other Person acting in an official capacity for or on behalf of, any (i) Governmental Authority, including any entity owned or controlled thereby, (ii) political party, party official or political candidate or (iii) public international organization.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned by the Company.

“Ownership Interests” means, with respect to any entity, any of the following: (i) any shares of capital stock or any other securities or equity or ownership interests of such entity; or (ii) any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock or any other securities or equity or ownership interests of such entity.

“Perception Software and Network” means an updated version of Purchaser’s Truth Social web and mobile application with streaming enabled using Intellectual Property obtained from Perception.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity of any kind or Governmental Authority.

“Personal Data” means a natural person’s name, image, voice or likeness, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, customer or account number, political opinions, religious beliefs or any other piece of information that identifies or locates a natural person or that, in combination with any other reasonably available data, can be used to identify or locate a natural person or household.

“Privacy and Information Security Requirements” means (i) all laws relating to the Processing of Personal Data, including the European Union General Data Protection Regulation 2016/679 (“GDPR”) and all other laws supplementing, amending or replacing the GDPR, the Gramm-Leach-Bliley Act, 113 Stat. 1338 (as amended), and the Federal Trade Commission Act, 15 U.S.C. §§ 41-58 (as amended).

“Privacy Notices” means any written notices or policies of the Company in respect of the Company’s Processing of Personal Data or privacy practices.

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at law or in equity.

“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchaser Common Stock” means the common stock, par value $0.0001, of Purchaser.

“Sanctioned Person” means any person, organization or vessel (i) designated on any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or on any list of targeted persons issued under the Sanctions of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located, organized or resident in a Sanctioned Territory, or (v) otherwise targeted under any Sanctions.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date of this Agreement, include the Iran, Cuba, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republic regions of Ukraine, and the non-controlled regions of the oblasts of Zaporizhzhia and Kherson.

“Sanctions” means any law or regulation imposing sanctions, restrictions, or prohibitions on financial transactions or other business dealings that is administered or enforced by any Governmental Authority (including OFAC, the U.S. Department of Commerce, or the U.S. Department of State and including designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority, including sanctions issued under the authority of the U.S. Trading with the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act, the U.S. Syrian Accountability and Lebanese Sovereignty Restoration Act, the Iran Threat Reduction and Syria Human Rights Act of 2012, and the Iran Freedom and Counter-Proliferation Act of 2012, each as amended, and any Executive Orders issued in relation to the imposition of sanctions.

“Sanctions Law” means any law related to Sanctions.

“Software” means all computer software and firmware (in source code or object code), specifications, designs and documentation and materials related thereto.

“Tax” means (i) any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum (including under Section 59A of the Code), net worth, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, escheat or unclaimed property (whether or not considered a Tax under applicable law),import or customs duties, ad valorem or employee or other substantially similar withholding tax, impost or levy or other tax, of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalties or additions to tax or additional amounts in respect of the foregoing or due in connection with any failure to timely or properly file a Tax Return or a pay any Tax, in each case, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, Law, or otherwise.

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof, and including all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having responsibility or authority for the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Underlying Agreements, the Registration Rights Agreement, the Managed Sales Agreement, the Employment Agreements and all of the agreements documents, instruments and certificates contemplated by this Agreement or to be executed by any of the parties to this Agreement in connection with the consummation of the Transaction.

“Transaction Expenses” means, collectively, the amount of the unpaid fees, commissions, costs, charges or expenses that have been incurred or committed (whether or not yet invoiced) at or prior to the Closing (and assuming that any Transaction Expenses triggered by the Closing are included) on behalf of any Seller in connection with or incidental to (A) the preparation, negotiation and execution of this Agreement, (B) the consummation or performance of any of the transactions contemplated by this Agreement and the agreements contemplated hereby, and/or (C) the pursuit of any alternative transaction designed to provide material liquidity to the Sellers or their businesses, including, in respect of (A) through (C) above, (1) the fees, commissions, costs, charges and expenses of any broker, investment banker or financial advisor, any legal, accounting and consulting or other advisor fees and expenses, and (2) any stay, retention, sale or change of control payment made or required to be made to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the transactions contemplated hereby, and in each case the employer portion of any payroll Taxes attributable thereto.

Article 2

PURCHASE AND SALE

2.1	Purchased Assets and Excluded Assets.

(a)          Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, upon the Closing, Purchaser shall purchase from the Company, and the Company shall sell, convey, assign, transfer and deliver to Purchaser, all of the Company’s right, title and interest in all properties, assets, rights and interests of any kind, whether tangible or intangible, real or personal, used or held for use by the Company (the “Purchased Assets”), free and clear of all Liens, including, without limitation, the following:

(i)            all notes and accounts receivable whether current or non-current, and the right to bill and receive payment for services performed but unbilled or unpaid as of 12:01 a.m. (Eastern Time) on the Closing Date;

(ii)           all Cash;

(iii)          all contracts, agreements, leases, assignments, licenses, instruments, commitments, obligations and understandings, in any case whether written or oral (“Contracts”) set forth on Schedule 2.1(a)(iii) with respect to the Company (the “Assumed Contracts”);

(iv)          all insurance policies, prepaid insurance premiums and insurance deposits, including without limitation the policies set forth on Section 4.18 of the Disclosure Schedules;

(v)           all prepayments and prepaid expenses, including without limitation those set forth on Schedule 2.1(a)(v).

(vi)          all Intellectual Property, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including all Intellectual Property Ancillary Rights with respect thereto and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

(vii)         all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind;

(viii)        all lists, records and other information pertaining to accounts, personnel and referral sources, all lists, records and other information pertaining to suppliers, customers and all drawings, reports, studies, and plans (including all business and marketing plans), in each case whether evidenced in writing, electronic data, Software, or otherwise;

(ix)          all advertising, marketing and promotional materials and all other printed or written materials;

(x)           all Governmental Licenses, to the extent assignable;

(xi)          all rights and interests in and to the Company’s bank accounts to the extent transferrable; and

(xii)         all goodwill as a going concern and all other intangible property.

(b)         Excluded Assets. The following properties, assets, rights and interests of the Company (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets:

(i)            all rights and interests of the Company under all Plans and related trust agreements, other than the insurance policies set forth on Section 4.18 of the Disclosure Schedules;

(ii)           the Company’s articles of incorporation, bylaws, articles of organization, limited liability company or operating agreement or comparable organizational documents, and all qualifications to conduct business as a foreign corporation or limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock certificates, stock or membership interest ledger and transfer books and other documents relating to the organization, maintenance and existence of the Company as an entity, and any stockholders agreement, members agreement or similar agreement with respect to the voting or transfer of any equity interest of the Company, and all books, ledgers, files, and business and accounting records of every kind;

(iii)          all claims, causes of action, rights of recovery and rights of setoff with respect to the Excluded Assets and the Excluded Liabilities;

(iv)          all of the properties, assets, rights and interests, if any, listed on Schedule 2.1(b)(iv); and

(v)           any Contracts other than the Assumed Contracts.

2.2	Assumed Liabilities and Excluded Liabilities.

(a)          Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, as additional consideration for the Purchased Assets, upon the Closing, Purchaser shall assume only the following Liabilities (collectively, the “Assumed Liabilities”): the Company’s obligations under the Assumed Contracts that were entered into in the ordinary course of business to the extent (and only to the extent) such Liabilities relate to periods beginning after the Closing Date and such Contracts are assigned to Purchaser in accordance herewith, excluding any Liability relating to or arising from any tort, violation of law or breach on or prior to the Closing Date, or any event, circumstance or condition first occurring or existing on or prior to the Closing Date that with notice, lapse of time or both would constitute or result in a tort, violation of law or breach by the Company of any of its obligations thereunder.

(b)         Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement and regardless of whether such Liability is disclosed in the Disclosure Schedules or otherwise, Purchaser shall not assume or in any way become liable for any Liabilities (other than the Assumed Liabilities) of the Company or relating to or arising out of the Company’s business and/or the Purchased Assets, and regardless of when or by whom asserted (collectively, the “Excluded Liabilities”), including but not limited to:

(i)            all obligations to fund checks written, or ACH or similar transactions authorized, that are outstanding on or before the Closing Date;

(ii)           all Company Taxes;

(iii)         all Indebtedness;

(iv)         all Transaction Expenses;

(v)          all Liabilities under or with respect to any Plan maintained or contributed to by any member of the controlled group of companies (as such term is defined in Section 414 of the Code) of which the Company is or was a member or with respect to which such controlled group member has any liability;

(vi)         all Liabilities relating to workers compensation, health care claims or other similar employee welfare claims which were filed on or before the Closing Date or relate to claims which arose due to occurrences or events on or before the Closing Date;

(vii)        all Liabilities (including, without limitation, severance or termination pay) relating to the Company’s termination of any employee;

(viii)       all Liabilities relating to or arising from any breach on or prior to the Closing Date, or any event, circumstance or condition first occurring or existing on or prior to the Closing Date that with notice, lapse of time or both would constitute or result in a breach, by the Company of any of its obligations under any Contract;

(ix)         all Liabilities with respect to any of the Excluded Assets (including, without limitation, under any Contracts related thereto (including any Excluded Contracts));

(x)          all Liabilities relating to or arising from any fraudulent conveyance or similar claims made by any third party or any claims made by the Company or any Affiliate of the Company relating to or arising from any payment made by Purchaser or any of its Affiliates to the Company or at the direction of the Company in accordance with the terms hereof;

(xi)         all Liabilities (including of Purchaser or any of its Affiliates) arising under any bulk transfer law or any common law doctrine of de facto merger or successor liability which is related to, the result of or arises out of the transactions contemplated hereby and which is not an express Assumed Liability;

(xii)        all other Liabilities related to or arising out of the operation of the Company’s business or the ownership of the Purchased Assets on or prior to the Closing Date which is not an expressed Assumed Liability, including, without limitation, all Liabilities relating to or arising under any Anti-Bribery Laws, Anti-Money Laundering Laws, Environmental Laws, International Trade Laws, Privacy and Information Security Requirements, or Sanctions Laws;

(xiii)       any accounts payable or accrued expenses (whether or not actually accrued and whether or not required to be accrued in accordance with GAAP);

(xiv)       any Liabilities set forth on Schedule 2.2(b)(xiv); and

(xv)         any equity interests in any subsidiaries of the Company listed on Schedule 4.3(c).

2.3         Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date that is two (2) business days following the satisfaction or waiver in writing of the closing conditions set forth in Article 3, or such other date that the parties mutually agree to in writing. The date of the Closing is referred to herein as the “Closing Date.”

2.4         Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be (a) an amount equal to the Aggregate Initial Consideration delivered to Purchaser’s transfer agent (for the benefit of the Members and issued in the Members’ names in book-entry form), plus (b) the assumption of the Assumed Liabilities, plus (c) the Deferred Consideration delivered to Purchaser’s transfer agent (for the benefit of the Members) pursuant to Section 2.6. The issuance of any Consideration Shares shall be exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

2.5	[Reserved.]

2.6	Deferred Consideration.

(a)          In addition to the Aggregate Initial Consideration, the Members shall be entitled to receive, and Purchaser shall deliver to Purchaser’s transfer agent up to 2,500,000 shares of Purchaser Common Stock (for the benefit of the Members and issued in the Members’ names in book-entry form), which shares shall be delivered upon the satisfaction of the conditions set forth in this Section 2.6(a) (the “Milestones”) (the following additional payments, collectively, the “Deferred Consideration”):

(i)            upon the deployment of the Perception Software and Network at a second data center in the United States (with [***] NE being the first data center), 625,000 shares of Purchaser Common Stock;

(ii)           upon the deployment of the Perception Software and Network at a third data center in [***], 625,000 shares of Purchaser Common Stock;

(iii)          upon the deployment of the Perception Software and Network at a fourth data center in [***], 625,000 shares of Purchaser Common Stock;

(iv)          upon the deployment of the Perception Software and Network at a fifth data center in [***], 625,000 shares of Purchaser Common Stock;

(b)          In the event that, at any time following the Closing Date, any of the Milestones are satisfied and the Members are entitled to receive any portion of the Deferred Consideration (each, a “Deferred Payment”), Purchaser shall instruct Purchaser’s transfer agent to issue the applicable Deferred Payment to the Members. To the extent that Purchaser’s transfer agent issues any Deferred Payment as provided in this Section 2.6, such delivery shall be deemed to satisfy in full Purchaser’s obligations in respect of the delivery of such Deferred Payment.

(c)          Notwithstanding anything herein to the contrary, the Deferred Payments that may become due hereunder shall be subject to the following limitations:

(i)            in no event shall any Deferred Payment be payable with respect to the satisfaction of a Milestone be payable more than one time, regardless of the numbers of times the satisfaction of such Milestone occurs;

(ii)           in no event shall the Deferred Consideration to be delivered by Purchaser pursuant to Section 2.6(a) exceed 2,500,000 shares of Purchaser Common Stock in the aggregate; and

(iii)          in no event shall any Deferred Payment be payable after the date falling on the fifth (5th) anniversary of the Closing Date.

(d)         As and when the Deferred Consideration is released, it shall be delivered to the Members in the proportions set forth on Schedule 1.

2.7          Withholding; Purchase Price Adjustment. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as Purchaser reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or non-United States Tax law.

2.8	Legends; Transfer Restrictions.

(a)          Legend. The Consideration Shares shall bear the following legend: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(b)         Transfer Restrictions. The Consideration Shares may only be disposed of in compliance with state and federal securities laws as set forth in the transfer restrictions specified in the applicable legends and in accordance with the agreements entered in connection with this Agreement.

(c)            Legend Removal. A Holder may request that Purchaser remove, and Purchaser shall use its commercially reasonable efforts to cause the removal of the restrictive legends from (i) any Consideration Share being sold under an effective registration statement covering the resale thereof or pursuant to Rule 144 of the Securities and Exchange Commission (the “SEC”) (to the extent available at the time of sale of such Consideration Share (the “Unrestricted Condition”)). If a legend removal request is made pursuant to the foregoing, and subject to the Holder providing customary representations and other documentation, if any, as reasonably requested by Purchaser, its counsel or its transfer agent (the “Transfer Documents”), Purchaser will, no later than two (2) Trading Days following the delivery by a Holder to Purchaser or Purchaser’s transfer agent of a legended certificate representing such Consideration Share, deliver or cause to be delivered to such Holder an electronic statement from the transfer agent showing that the book-entry position is free from all applicable restrictive legends; provided, however, that, at the request of a Holder, any Consideration Share free from all restrictive legends shall be transmitted by Purchaser’s transfer agent to a Holder by crediting the account of such Holder’s prime broker with the Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian system, as directed by such Holder and subject to such Holder providing all Transfer Documents. Without limiting the obligations of a Holder pursuant to the foregoing, Purchaser shall use its commercially reasonable efforts to cause its counsel to deliver a legal opinion, if necessary, to its transfer agent under this Section 2.9(c) to the effect that the removal of such restrictive legends in such circumstances may be effected under the United States Securities Act of 1934, as amended (the “Securities Act”), in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by Purchaser its counsel, or the transfer agent establishing that restrictive legends are no longer required. Any fees (with respect to Purchaser’s transfer agent or its counsel) associated with the issuance of any required opinion or the removal of such legend shall be borne by Purchaser. For the avoidance of doubt, Purchaser will not have any obligation to reimburse any Holder for any of such Holder’s expenses in connection with such removal process.

Article 3

CLOSING conditions

3.1           Purchaser Closing Deliverables. The obligations of each Seller to consummate the Transaction pursuant to this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions or delivery of the following, as applicable (any of which may be waived by the applicable Seller, in whole or in part) At the Closing, Purchaser shall deliver or cause to be delivered each of the following documents and instruments, or issue or pay or cause to be issued or paid each of the following amounts, to the applicable Persons as set forth below:

(a)            The representations and warranties set forth in Section 5.1 and Section 5.2 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). All other representations and warranties of Purchaser in Article 5 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct constitutes, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, a Material Adverse Effect.

(b)          Purchaser shall have performed and complied with all agreements, obligations and covenants required to be performed by it or complied with under this Agreement and the other Transaction Documents on or as of the Closing Date.

(c)          The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 3.1(a) and Section 3.1(b) have been satisfied.

(d)          All corporate action to authorize the execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the other Transaction Documents, and the consummation of the Transaction, shall have been duly and validly taken by Purchaser and remain in full force and effect.

(e)           No final and non-appealable order of any Governmental Authority that prohibits the consummation of the Transaction shall be in effect, nor shall there by any other proceeding pending before any Governmental Authority to enjoin or restrain or otherwise prohibit the consummation of the Transaction.

(f)	Purchaser shall have delivered or caused to be delivered each of the following:

(i)           the Aggregate Initial Consideration to Purchaser’s transfer agent (for the benefit of the Members and issued in the Members’ names in book-entry form);

(ii)          copies of the Employment Agreements, duly executed by Purchaser; and

(iii)         a copy of a registration rights agreement, by and between Purchaser and the Members, in substantially the form attached hereto as Exhibit B, duly executed by Purchaser (the “Registration Rights Agreement”).

3.2          Company Deliverables. The obligations of Purchaser to consummate the Transaction pursuant to this Agreement shall be subject to the satisfaction (or waiver by Purchaser) of the following conditions or delivery of the following, as applicable:

(a)          The representations and warranties set forth in Section 4.1 and Section 4.2 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). All other representations and warranties in Article 4 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct constitutes, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, a Material Adverse Effect.

(b)           Each Seller shall have performed and complied with all agreements, obligations and covenants required to be performed by or complied with it under this Agreement and the other Transaction Documents on or as of the Closing Date.

(c)            Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 3.2(a) and Section 3.2(b) have been satisfied.

(d)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)            All corporate action necessary to authorize the execution, delivery and performance by any Seller of its obligations under this Agreement and the other Transaction Documents, and the consummation of the Transaction, shall have been duly and validly taken by each Seller and remain in full force and effect, and a copy of such written consent (or other written evidence) regarding such approval shall have been delivered to Purchaser.

(f)            No final and non-appealable order of any Governmental Authority that prohibits the consummation of the Transaction shall be in effect, nor shall there by any other proceeding pending before any Governmental Authority to enjoin or restrain or otherwise prohibit the consummation of the Transaction.

(g)           Each Seller shall have delivered to Purchaser such other executed assignments and other instruments of transfer and conveyance as are necessary or desirable to transfer, convey and assign good title to the Purchased Assets to Purchaser (together with all rights then or thereafter attaching thereto), duly executed by the applicable Seller.

(h)           The Perception Software and Network and all back-end API services shall be generally available (on iOS, Google/Android, and web media services) and with streaming enabled at [***].

(i)            The Option Agreement and the Underlying Agreements, substantially in the forms attached hereto as Exhibit A, shall be in full force and effect.

(j)            The Company shall have exercised the Source Code Option (as defined in the Option Agreement) on the date hereof.

(k)         The Company shall have delivered or caused to be delivered to Purchaser each of the following:

(i)           certified copies of (i) the articles of incorporation and bylaws, or articles of organization and limited liability company or operating agreement, of the Company, and (ii) resolutions duly adopted by the board of directors, managers or similar governing body of the Company authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(ii)          a certificate of good standing (or applicable equivalent) from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of the Company and each jurisdiction in which the Company is qualified to conduct business as a foreign corporation, in each case dated no more than five (5) days before the Closing Date and certifying as to the good standing (or applicable equivalent) of the applicable entity in such jurisdiction;

(iii)         fully executed copies of the Underlying Agreements, substantially in the forms attached hereto as Exhibit A;

(iv)         copies of the Employment Agreements, duly executed by the employees party thereto;

(v)          a copy of the Managed Sales Agreement, duly executed by the Shares Agent Representative and the Members;

(vi)         a copy of the Registration Rights Agreement, duly executed by the Members;

(vii)        a duly and properly executed IRS Form W-9 from the Company and each of the Members; and

(viii)       copies of all Company Tax Returns and other Tax records.

Article 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1         Organization and Power. Each of the Sellers are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization. The Sellers are duly qualified or licensed to do business as a foreign entity and are in good standing in each jurisdiction set forth opposite each Seller’s name on Section 4.1 of the Disclosure Schedules attached hereto (the “Disclosure Schedules”), which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of such entity’s business requires such entity to be so qualified or licensed. The Sellers have all requisite power and authority to carry on their businesses as now conducted in all material respects. The Company made available to Purchaser complete and correct copies of the articles of incorporation, bylaws, articles of organization, limited liability company or operation agreement and each of the other organizational documents, in each case, as amended to the date of this Agreement (“Organizational Documents”), of the Company, and the Company is not in violation of any of the provisions contained in its Organizational Documents in any material respect and there is no condition or event with respect to the Company which, after notice, lapse of time or both, would reasonably be expected to result in such a violation.

4.2         Authorization. The execution, delivery and performance by the Sellers of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of the Sellers and no other act or proceeding on the part of the Sellers is necessary to authorize the execution, delivery or performance by the Sellers of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Sellers and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Sellers will each constitute, a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

4.3	Capitalization.

(a)          The capital stock of the Company consists solely of ten thousand (10,000) authorized shares of common stock, of which five hundred (500) shares are issued and outstanding. All of the issued and outstanding equity securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive or similar rights created by statute, the Company’s articles of organization or any agreement to which the Company is a party or by which it is bound, were issued in accordance with federal and state securities laws, and are owned of record and beneficially by the Members.

(b)         There are no (w) authorized or outstanding equity securities, options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, sale, disposition, acquisition, repurchase or redemption of any of its Ownership Interests, capital or profits or any rights or interests exercisable therefor, (x) outstanding equity appreciation, phantom shares or similar rights with respect to the Company, (y) authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire Ownership Interests having the right to vote) with the Members on any matter, or (z) proxies, voting trusts or agreements, stockholder agreements or other contracts with respect to any Ownership Interests of the Company or the voting or transfer thereof or the governance of the Company.

(c)          Except as set forth in Section 4.3(c) of the Disclosure Schedules, the Company has no subsidiaries and does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other Ownership Interest in any Person.

4.4         Absence of Conflicts. Except as set forth on Section 4.4 of the Disclosure Schedules, the execution, delivery and performance by the Sellers of this Agreement, the other agreements contemplated hereby, and the consummation of each of the transactions contemplated hereby or thereby will not: (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) the Organizational Documents of the Sellers, (ii) any Material Contract, Governmental License, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority having jurisdiction over the Sellers, as applicable, or any of its respective properties or assets; (b) result in the creation of any Lien upon any of the assets of the Sellers; or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, and except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not reasonably be expected to, individually or in the aggregate, be material.

4.5	Financial Statements; No Undisclosed Liabilities.

(a)          Complete and correct copies of the following financial statements (the “Financial Statements”) have been provided to Purchaser:

(i)            the unaudited consolidated balance sheet of the Company as of the year ending December 31, 2023, and the related unaudited consolidated operating statement and statement of cash flows for the annual period then ended; and

(ii)           the unaudited consolidated balance sheet of the Company as of May 31, 2024 (the “Stub Period Balance Sheet”) and the date of such Stub Period Balance Sheet, the “Stub Period Balance Sheet Date”) in the five-month period then ended, and the related unaudited consolidated operating statement and statement of cash flows for the five-month period then ended (the “Interim Financial Statements”).

(b)         Each of the foregoing Financial Statements is accurate and complete in all material respects and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company (taken as a whole) throughout the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except as may be indicated in the notes thereto and subject to the absence of notes and normal year-end adjustments (none of which would be inconsistent with past practice, or individually or in the aggregate, material).

(c)            There are no Liabilities of the Company except (i) Liabilities disclosed in Section 4.5(c) of the Disclosure Schedules, (ii) Liabilities reserved or reflected against in the Financial Statements, (iii) Liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to be material to the Company, taken as a whole, and which are of the same character and nature as the Liabilities set forth on the Stub Period Balance Sheet, (iv) Liabilities incurred as a result of the transactions contemplated by this Agreement or any other agreement contemplated hereby or (v) Liabilities arising under the executory portion of any contract disclosed in the Schedules (other than Liabilities for, or arising out of, breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit).

(d)           The Company maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Sellers’ consolidated financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization and (iv) the reporting of its assets is compared with existing assets at regular intervals.

(e)            Except as set forth on Section 4.5(e) of the Disclosure Schedules, the Company does not have any Indebtedness.

4.6            Absence of Certain Developments. Except as set forth on Section 4.6 of the Disclosure Schedules, since its formation, the Company (I) has operated in the ordinary course of business consistent with past practice, (II) has not suffered any Material Adverse Effect, and (III) has not taken any of the following actions:

(a)            sold, leased, assigned, licensed or transferred or otherwise disposed of any of its assets or any portion thereof (other than sales of obsolete assets or assets with no book value, de minimis assets and prepayment of Indebtedness in accordance with its terms using cash) or any of its material Intellectual Property or any Intellectual Property Ancillary Rights, or mortgaged, pledged or subjected any of the foregoing to any additional Lien;

(b)            other than as required by applicable law, made, granted or promised any bonus or any wage or salary increase to any employee, manager, officer or director;

(c)            other than pursuant to applicable law, issued, sold, granted, redeemed, delivered, disposed of, pledged or otherwise encumbered any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase its equity securities;

(d)           hired any new, terminated (other than for cause), or modified or amended in any material respect any contract with, any employees of the Company;

(e)           made any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans to or investments in the Company or (ii) immaterial employee loans or advances in the ordinary course of business;

(f)            created, incurred, assumed, suffered to exist, guaranteed or otherwise become liable in respect of any Indebtedness;

(g)           acquired by merging or consolidating with, or by purchasing a substantial portion of the equity securities or assets of, any Person or division thereof (other than inventory), or effected any business combination, recapitalization or similar transaction, or otherwise acquired or licensed or agreed to acquire or license any assets, properties or equity securities of any Person;

(h)           split, combined or reclassified any of its capital securities;

(i)            made or changed any material election relating to Taxes, changed any annual accounting period or method of Tax accounting, except in so far as required by a change in GAAP, settled or compromised any material Tax Liability or claim, filed any amended material Tax Return, entered into any closing agreement relating to any Tax, agreed to an extension of a statute of limitations in respect of any Tax, surrendered any right to claim a material Tax refund, or incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice;

(j)            made any material change in policies or practices with respect to the payment of accounts payable or accrued expenses, including any acceleration or deferral of the payment thereof, as applicable, in each case, other than in the ordinary course of business;

(k)           made any material change in any cash management practices or in accounting methods, principles or practices;

(l)            amended or authorized the amendment of its certificate of incorporation or bylaws;

(m)          waived any of the rights of the Company under the confidentiality provisions of any agreement related to the transactions contemplated hereby or any of the material rights of the Company under the confidentiality provisions of any other agreements entered into by the Company;

(n)           amended, modified, assigned, terminated (partially or completely), granted any waiver or release under or given any consent with respect to, or entered into any agreement to do any of the foregoing with respect to, any of the Material Contracts or entered into any Material Contract;

(o)           made any capital investment in, or any loan to, any other Person;

(p)         entered into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto, or that would, after the Closing Date, limit or restrict in any material respect the Company or any of its Affiliates from engaging in any line of business, in any location or with any firm;

(q)         entered into any new lease, sublease, or other occupancy agreement in respect of real property;

(r)          abandoned, failed to defend against legal challenge, or permitted to lapse Owned Intellectual Property or any other material Intellectual Property of the Company;

(s)          commenced any action, suit, legal proceeding or arbitration;

(t)          failed to take or maintain reasonable measures to protect the confidentiality of any trade secrets or other proprietary information included in the Owned Intellectual Property;

(u)         entered or offered to enter into any settlement, compromise or release contemplating or involving any admission of wrongdoing or misconduct or providing for any relief or settlement;

(v)         canceled, revoked, terminated, waived, modified or failed to maintain, renewed or materially adversely amended the terms of any Governmental License;

(w)        adopted or entered into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or

(x)         authorized, agreed, resolved or committed, whether oral or in writing, to take any of the foregoing actions.

4.7         Real Property. The Company does not own any real property. The Company is not a party to any lease of Real Property.

4.8         Title to Tangible Assets. The Company owns good, valid and marketable title (or, in the case of leased or licensed property and assets, has the right to use pursuant to a valid and enforceable leasehold interest or valid license), free and clear of all Liens, to all of the personal, tangible and intangible property and assets shown on the Stub Period Balance Sheet or that are material to the Company’s business as conducted as of the date of this Agreement. All such property and assets are in normal operating condition, save for normal wear and tear, and are not in need of any maintenance or repair, except for ordinary routine maintenance and repairs that are not, individually or in the aggregate, material.

4.9	Contracts and Commitments.

(a)          Section 4.9(a) of the Disclosure Schedules lists all of the following agreements, contracts, commitments, arrangements and other instruments (whether written or oral) to which the Company is a party and which are currently in effect as of the date hereof (such agreements, contracts, commitments, arrangements and other instruments, of the type required to be so scheduled, but whether or not so scheduled, the “Material Contracts”):

(i)           agreements, contracts, commitments, arrangements and other instruments which provide for the purchase, lease or use by, or sale or distribution to, the Company of goods or services;

(ii)          agreements, contracts, commitments, arrangements and other instruments with the Company’s (A) ten (10) largest customers by annual recurring revenue, and (B) suppliers, distribution partners or vendors from whom the Company has made purchases in excess of $25,000, in each case of the foregoing clauses (A) and (B) during the period from January 1, 2023 to December 31, 2023;

(iii)         agreements, contracts, commitments, arrangements and other instruments under which any material asset of the Company is permitted to become encumbered by a Lien;

(iv)         agreements, contracts, commitments, arrangements and other instruments with agents or contractors;

(v)          agreements, contracts, commitments, arrangements and other instruments pursuant to which the Company is a lessor or sub-lessor or a lessee, sub-lessee or occupant of any property, personal or real, or holds or operates any tangible personal property owned by another Person;

(vi)         agreements, contracts, commitments, arrangements and other instruments that (A) grant any right of first refusal, right of first offer or similar right to a third party, (B) otherwise restrict or purport to restrict in any material respect the ability of the Company to compete in any line of business or geographical area, (C) provide for an earn-out or similar deferred conditional payment obligation, (D) include any “most favored nation” provision, or (E) contain any exclusivity obligation or provision;

(vii)        agreements, contracts, commitments, arrangements and other instruments that relate to the acquisition or disposal of any business or any material assets (whether by merger, sale of stock, sale of assets or otherwise);

(viii)       Intellectual Property Agreements (other than (A) non-exclusive software as a service agreements or license agreements entered into with customers or vendors in the ordinary course of business that do not deviate from the Company’s form, and (B) licenses for generally commercially available, off-the-shelf software that is licensed under standard terms and costs less than $10,000 dollars ($10,000.00) in the aggregate);

(ix)         option, license, franchise or similar agreements, contracts, commitments, arrangements and other instruments relating to real or personal property, or any tangible assets of the Company;

(x)           agreements, contracts, commitments, arrangements and other instruments pursuant to which the Company is required to pay any commission, finders’ fee, royalty or similar payment, whether in connection with transactions or otherwise;

(xi)          agreements, contracts, commitments, arrangements and other instruments relating to any pending actions, suits, proceedings, charges, complaints, arbitrations or investigations by a Governmental Authority;

(xii)         agreements, contracts, commitments, arrangements and other instruments relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any Ownership Interests of the Company;

(xiii)       agreements, contracts, commitments, arrangements and other instruments evidencing any partnerships or joint ventures;

(xiv)       employment, severance or change in control agreements, contracts, commitments, arrangements and other instruments with any employees, officers, managers or directors of the Company;

(xv)         agreements, contracts, commitments, arrangements and other instruments disclosed on Section 4.17 of the Disclosure Schedules;

(xvi)        any other agreements, contracts, commitments, arrangements and other instruments that require the payment by, or to, the Company after the date hereof of an amount in excess of $10,000.00 per annum.

(b)          Except as disclosed on Section 4.9(b) of the Disclosure Schedules, (i) no Material Contract has been breached in any material respect by the Company or, to the Knowledge of the Sellers, any other party thereto, which has not been duly cured or reinstated, or been canceled by written notice by the other party or parties to such Material Contract, (ii) the Company is not in receipt of any written claim of default under any such Material Contract dated less than one (1) year from the date hereof, and the Company, or to the Knowledge of the Sellers, any other Person, currently contemplates any termination, material amendment or change to any Material Contract, (iii) no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default of any Material Contract or result in or give any Person a right of acceleration or early termination thereof and (iv) each Material Contract is valid, binding and enforceable against the Company party thereto and, to the Knowledge of the Sellers, each other party thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). Complete and correct copies of the Material Contracts have been provided to Purchaser.

(c)          The Underlying Agreements, in substantially the form attached hereto as Exhibit A, have been executed on the date hereof and are in full force and effect.

4.10          Intellectual Property; Privacy and Data Security.

(a)            Section 4.10(a) of the Disclosure Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications therefor (and specifying the next upcoming renewal date for each), (iii) unregistered trademarks and service marks used or held for use in the operation of the Company’s business, (iv) copyright registrations and pending applications therefor, (v) internet domain name registrations (and specifying whether each such domain name registration is set to automatically renew), and (vi) Software, in each case that are Owned Intellectual Property. With respect to each item of Owned Intellectual Property, no action, claim or other legal proceeding is pending or, to the Knowledge of the Sellers, threatened, which challenges the legality, validity, enforceability, or ownership of any such Intellectual Property. All Owned Intellectual Property is valid, subsisting, and enforceable. All registrations and applications for the Owned Intellectual Property are duly registered or filed in the name of the Company thereof, and as of the date hereof, none have been or are subject to any pending cancellation, interference, reissue, or reexamination proceeding and, except as set forth on Section 4.10(a) of the Disclosure Schedules, no fees, payments, renewals, filings, or other actions of any kind must be made or taken with respect to any items set forth on Section 4.10(a) of the Disclosure Schedules (including any domain names) within six (6) months following Closing, including the payment of any professional attorney’s fees, payment of any registration, maintenance or renewal fees, or the filing of any responses, applications, certificates, or other documents.

(b)            The Company exclusively owns, free and clear of all Liens, all Owned Intellectual Property. With respect to all Intellectual Property that has been invented, created or developed by or for the Company, except as set forth on Section 4.10(b) of the Disclosure Schedules, no third party (i) owns or controls any rights or interests in or to such Intellectual Property, or (ii) has a right to restrict or impair in any material respect the Company’s use of such Intellectual Property as such Intellectual Property is currently used in the operation of its business. The Company has not sold or assigned to a third party, and owns all right, title and interest in and to, all Intellectual Property Ancillary Rights in the Owned Intellectual Property. The Company has not exclusively licensed any Owned Intellectual Property to any Person, and are under no obligation to grant any such licenses.

(c)            Except as set forth on Section 4.10(c) of the Disclosure Schedules, the Company has a valid license to use each item of Intellectual Property (other than Owned Intellectual Property) and data or other confidential information used in connection with the operation of its business as currently conducted, and such Intellectual Property, together with the Owned Intellectual Property, constitutes all of the Intellectual Property used or otherwise necessary to operate the Company’s business in the manner it is currently conducted. The Company is not and has not in the last three (3) years been in breach of any Intellectual Property Agreement in any material respect.

(d)            Except as set forth on Section 4.10(d) of the Disclosure Schedules, neither the Company, nor the operation of the Company’s business, has in the past six (6) years infringed, misappropriated, or otherwise violated any rights of any other Person with respect to Intellectual Property, or is infringing, misappropriating or otherwise violating any rights of any third party with respect to Intellectual Property. The Company has not received in the last six (6) years any written communication (i) alleging that the Company or the conduct of its business infringes, misappropriates or otherwise violates any rights of any third party with respect to Intellectual Property, or (ii) challenging the scope, ownership, use, validity, or enforceability of the Owned Intellectual Property. To the Knowledge of the Sellers, no third party is infringing upon, has misappropriated or is otherwise violating any Owned Intellectual Property rights.

(e)            The Company has taken all commercially reasonable actions to protect the security, confidentiality, integrity, and intended accessibility of the Company’s IT Systems and the confidential data and other information stored or processed thereon. Without limiting the foregoing, the Company has and uses the most recent version of industry standard anti-virus software to regularly scan, monitor, identify, and remove any vulnerabilities in the IT Systems (including any Company Software). During the prior three (3) years, there has been no unauthorized access, use, intrusion, manipulation, corruption, or other breach of security of the Company’s IT Systems, that has caused or could reasonably be expected to cause material (i) disruption of or interruption in or to the use of such IT Systems, (ii) loss, destruction, damage, or harm of or to the Company, its operations or the conduct of its business, or (iii) liability of any kind to the Company. The Company maintains written plans for business continuity and responding to IT security incidents in accordance with industry best practice. The Company has procured suitable insurance coverage in respect of privacy, information security and IT security risks.

(f)             All Software of the Company included in the products of the Company’s business or which are otherwise licensed or made available to customers of the Company (the “Company Software”) performs substantially in conformance with its documentation. No Company Software or Software included in the IT Systems (i) contains any virus, routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software, or any routine designed to disable a computer program or system automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software, or (ii) includes any “open source software” as such term is defined by the Open Source Foundation that is used in a manner by the Company that would require the Company to disclose or license to a third party for no or minimal charge any proprietary Software included in the Owned Intellectual Property, or desist in enforcing any material Intellectual Property rights in such Software. Except as set forth in Section 4.10(f) of the Disclosure Schedules, the Company has not disclosed or licensed any proprietary source code to any Software to any Person (including to a third party escrow agent) other than to employees and contractors performing services on the Company’s behalf who are bound by obligations of confidentiality. No event has occurred, and to the Knowledge of the Sellers, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any proprietary source code to any Software included in the Owned Intellectual Property other than to employees and contractors performing services on the Company’s behalf who are bound by obligations of confidentiality.

(g)            No current or former officer, director, equityholder or Affiliate of the Company nor any of their respective officers, directors, employees, or contractors, has any right, license, claim, moral right or interest whatsoever in or to any Intellectual Property used in or otherwise necessary to operate the Company’s business in the manner it is currently conducted or currently proposed to be conducted.

(h)            The Company owns or possesses the legal and enforceable right to use the IT Systems as necessary to operate its business as currently conducted, and after the Closing Date, the Company will own or have the right to use such IT Systems in a manner that is the same in all material respects as prior to Closing.

(i)             Except as set forth on Section 4.10(i) of the Disclosure Schedules, the Company materially complies, and has during the past five (5) years materially complied, with (i) all Privacy and Information Security Requirements, (ii) its Privacy Notices, and (iii) all contracts to which it is a party relating to Processing of Personal Data.

(j)             The Company has not received any notice, complaint, allegation or other communication, and to the Knowledge of the Sellers, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company.

(k)            To the Knowledge of the Sellers, no investigation or claim relating to the data privacy or data security practices of the Company, or its business, is being or has been conducted by any Governmental Authority or other third party.

(l)             Except as set forth on Section 4.10(l) of the Disclosure Schedules, during the prior five (5) years, there has been no data security breach, privacy breach or unauthorized use of any Company Data that is Processed by or on behalf of the Company, or its business.

(m)           Except as set forth on Section 4.10(m) of the Disclosure Schedules, during the prior five (5) years, the Company has not notified, or been required by Privacy and Information Security Requirements to notify, any Person of any unauthorized or illegal access to, or unauthorized or illegal use or disclosure of, Personal Data.

(n)            [Reserved.]

(o)            The Company complies with the EU-US and Swiss-US Privacy Shield frameworks.

(p)            There are no outstanding, ongoing or unsatisfied requests from individuals seeking to exercise their data protection rights under applicable Privacy and Information Security Requirements (including any rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability), or to opt out of the sale of Personal Data.

(q)            The Company has filed any required registrations with, or made the required notifications to, the applicable data protection authority or such other Governmental Authority.

(r)            The Company materially complies, and has at all times materially complied, with the applicable requirements of the Privacy and Information Security Requirements relating to the disclosure or transfer of Personal Data outside the European Economic Area.

(s)            The Company has undertaken commercially reasonable due diligence on any third parties appointed by the Company to Process Personal Data on its behalf (“Processors”) and has entered into a written agreement with each Processor that materially complies with the Privacy and Information Security Requirements. The Company has taken reasonable measures to ensure that such Processors have complied with their contractual obligations and is not aware of any breach by any Processors of such obligations.

(t)             The execution and delivery of this Agreement, the performance by the Company of their obligations hereunder, and the consummation of the transactions contemplated hereby (i) will materially comply with all applicable Privacy and Information Security Requirements, (ii) will not impair any material rights of, or impose any material obligations or restrictions on, the Company with respect to any Processing of Personal Data, and (iii) will not give rise to any right on the part of any Person to impair any such material rights or impose any such material obligations or restrictions.

(u)            Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the termination of, or give rise to a right of termination of, any Intellectual Property Agreement, (ii) result in the Company granting to any Person any right to, or with respect to, any Intellectual Property or Intellectual Property Ancillary Rights included in Owned Intellectual Property, (iii) impair the right of the Company to use or exploit in any way any Intellectual Property or Intellectual Property Ancillary Rights or result in any loss of, or the diminishment in value of, any Owned Intellectual Property or Intellectual Property Ancillary Rights, (iv) result in the Company, or Purchaser being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the Company’s business, or (v) obligate the Company or Purchaser to pay any royalties or other amounts to any Person that were not payable immediately prior to the execution and delivery of this Agreement.

4.11          Governmental Licenses and Permits. Section 4.11 of the Disclosure Schedules contains a complete and correct listing of all Governmental Licenses used by the Company or necessary for the conduct of the Company’s business as of the date hereof. Except as indicated on Section 4.11 of the Disclosure Schedules, the Company owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Company’s business as presently conducted. The Company is in compliance with the material terms and conditions of such Governmental Licenses and such Governmental Licenses are in full force and effect and will not be terminated, impaired, or become terminable (in whole or in part) as a result of the transactions contemplated by this Agreement. There has not been in the five (5) years prior to the date of this Agreement, any violation, default, cancelation, revocation or suspension (or other set of facts that could reasonably be expected to result in any of the foregoing) nor, to the Sellers’ Knowledge, any threatened cancelation, revocation or suspension, of any such Governmental License.

4.12          Litigation; Proceedings. Except as set forth on Section 4.12 of the Disclosure Schedules, there are no actions, suits, proceedings, charges, complaints, arbitrations, investigations (as to which the Company has received written notice), hearings, claims, citations, summons or subpoenas of any nature pending or, to the Knowledge of the Sellers, threatened against the Company, its business or any of its assets. The Company (a) is not subject to any currently effective judgment, order writ, injunction or decree of any court or Governmental Authority, and (b) is not (and during the five (5) years prior to the date of this Agreement has not been) the subject of any penalties, fines or enforcement actions. There are no Proceedings pending, or, to the Knowledge of the Sellers, threatened or contemplated, by, against, or affecting the Sellers that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

4.13          Compliance with Laws. Except as set forth on Section 4.13 of the Disclosure Schedules, the Company is (and during the five (5) years prior to the date of this Agreement has been) in compliance in all material respects with all applicable laws, including, without limitation, Sanctions Laws and Anti-Money Laundering Laws. The Company is not in material violation of, or subject to a material liability or material potential responsibility under, any such law, which is pending or remains unresolved, nor has the Company received any written notice from any Governmental Authority to the effect that the Company is not in compliance, in any material respect, with any applicable law, including, without limitation, Sanctions Laws and Anti-Money Laundering Laws.

4.14          Employees.

(a)            The Company has no employees and has not, in the past five (5) years employed any employees. The Company has not, in the past five (5) years, received any demand letters, civil rights charges, employment claims or suits related to claims made by (or on behalf of) any employee, worker, officer, director, or stockholder. In the past five (5) years, the Company (i) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (ii) has been in compliance in all material respects with all laws relating to employment and labor, and (iii) has been in compliance in all material respects with all laws relating to wage and hour matters and the terms and condition of employment, including, without limitation, wages and hours, accrual and payment of vacation pay and paid time off, labor relations, classification of individual independent contractors and other individual service providers who have provided services to the Company, employment discrimination, disability rights, equal opportunity, immigration, occupational health and safety, workers compensation and unemployment insurance.

(b)            Except as would not result in more than a de minimis Liability to the Company (i) all individuals who are or within the past five (5) years were performing consulting or other services for the Company and classified by the Company as “independent contractors,” “workers” or “employees” are and within the past five (5) years have been correctly classified by the Company as pursuant to applicable law and the Company has not received any written notice in the past five (5) years from any Governmental Authority disputing such classification, and (ii) all employees of the Company are or within the past five (5) years have been correctly classified by the Company as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act. All individual “independent contractors” can be terminated with no greater than thirty (30) days’ notice to such individual “independent contractors” without further liability.

(c)            [Reserved.]

(d)            The Company is not a party to, and does not maintain or have any obligation to contribute to, any (i)  defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (including as defined in Section 3(2) of ERISA), (ii) employee welfare benefit plans (including as defined in Section 3(1) of ERISA), (iii) other material plan, policy, program or arrangement which provides deferred compensation benefits, (iv) other agreement, program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits, or (v) any employment, severance, change of control, retention, equity or equity-based, collective bargaining, material bonus or other incentive compensation, disability, salary continuation agreement, program, plan, policy or arrangement (collectively, “Plans”).

(e)            Except as set forth on Section 4.14(e) of the Disclosure Schedules, the Company does not engage individuals as independent contractors.

(f)             Except as set forth on Section 4.14(f) of the Disclosure Schedules, the Company has not required any service providers to execute restrictive covenants agreements.

(g)            The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, worker, officer, director, stockholder or other service provider of the Company will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase or provide for compensation, payments or benefits becoming due and payable to any employee, worker, officer, director, stockholder or other service provider of the Company (whether current, former or retired) or their beneficiaries.

(h)            The Company has no indemnity obligation on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code.

(i)             There are no outstanding loans or advances from the Company to any employee, worker, officer, director, stockholder or other service provider (whether current or former) or other material amounts owed to any such individual by the Company other than for reimbursement of expenses and wages for the current salary period.

4.15          Tax Matters.

(a)            The Company has timely and properly filed all Income Tax Returns and all other material Tax Returns with a due date on or before the Closing required to be filed by it or with respect to its assets or operations, all such Tax Returns are true and accurate in all material respects, and all Taxes shown as payable thereon have been timely and properly paid.

(b)            All Income Taxes and all other material Taxes required to be paid by or with respect to the Company or its assets or operations have been timely and properly paid, and there are no Liens for Taxes upon any assets of the Company other than liens for Taxes not yet due and payable.

(c)            The Company has complied in all material respects with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Taxing Authority all material amounts required to be so collected, deducted or withheld and paid over in accordance with applicable laws. All IRS Forms W-2 and 1099 required to be filed with respect thereto have been properly completed and timely filed.

(d)            In the last three (3) years, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.

(e)            The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension is in effect as of the date hereof.

(f)             The Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date (other than any automatic extensions requested or granted in the ordinary course of business).

(g)            There is no action, suit, Taxing Authority proceeding or audit now in progress or, to the Sellers’ Knowledge, pending against or with respect to the Company with respect to any material Tax and no Taxing Authority has asserted in writing any intent to open an audit or examination with respect to Taxes or any deficiency or claim with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open or that has not been finally settled.

(h)            In connection with the Transaction, Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of Tax law) executed prior to the Closing; (iii) intercompany transaction as described in Treasury Regulation Section 1.1502-13 (or any analogous provision of Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any analogous provision of Tax law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) deferred revenue or prepaid or deposit amount received prior to the Closing; (vi) transactions effected prior to the Closing that result in income inclusion pursuant to Sections 951, 951A, or 965 of the Code with respect to any interest held in a “controlled foreign corporation,” as that term is defined in Section 957 of the Code (a “CFC”) on or before the Closing Date; or (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. The Company is not required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(i)             The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j)             The Company (i) has not received, applied or requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing Authority or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), in each case, that would be binding upon the Company after the Closing Date, (ii) is not and has not been a member of any Affiliated Group and (iii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

(k)            The Company has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)             The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing, allocation, indemnity or similar agreement or arrangement, except, in each case, customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to Taxes.

4.16          Brokerage. Except as set forth on Section 4.16 of the Disclosure Schedules, there are no claims for brokerage commissions, financial advisor’s fees, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which Purchaser would be liable based on any arrangement or agreement made by or on behalf of the Sellers or any of their respective Affiliates.

4.17          Affiliate Transactions. Except as disclosed on Section 4.17 of the Disclosure Schedules, no officer, director or Affiliate of the Company (other than the Members), any of their respective officers or directors, or any family member of any of the foregoing (a) has entered into any agreement, contract, commitment, arrangement and other instrument (whether written or oral) with the Company (other than (x) confidentiality, assignment of inventions agreements and director and officer indemnification agreements entered into in the ordinary course of business, and (y) employment agreements, offer letters, restrictive covenants agreements, stock option or restricted stock agreements previously provided to Purchaser), (b) has filed or notified the Company of any claims or rights against the Company (other than rights to receive compensation for services performed as an officer, director, employee or contractor of the Company, rights to reimbursement for travel and other business expenses incurred in the ordinary course of business), (c) owes any money to the Company or is owed any money from the Company (other than amounts owed for compensation or reimbursement pursuant to clause (b) above), (d) provides material services to the Company (other than services performed as a director, officer, employee or contractor of the Company), or (e) owns any material property which is used by the Company in the conduct of its business.

4.18          Insurance. Section 4.18 of the Disclosure Schedules sets forth a complete and correct list of all policies of fire, liability, workers’ or employees’ compensation, property, casualty and all other insurance policies to which the Company is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are valid, binding and enforceable and in full force and effect and the Company is not in breach or default (and there is no event which, with or without notice or the lapse of time or both, would constitute a breach or default by the Company) with respect to its obligations under such insurance policies (including with respect to payment of premiums). No written notice of cancelation or non-renewal of such insurance policies has been received and there is no claim by the Company pending under any such insurance policies, as to which any material coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights. The Company is, and for the three (3) years prior to the date of this Agreement has been, insured with respect to its properties, assets and business in such amounts and against such risks as are sufficient for compliance with laws in all material respects and as are adequate to protect its properties, assets, employees, officers and directors and conduct of its business in accordance with customary industry practice.

4.19          Environmental Matters. The Company is in compliance in all material respects with all Environmental Laws. The Company has not, in the three (3) years prior to the date of this Agreement, received any written notice that it is in violation of any Environmental Law. To the Sellers’ Knowledge, the Company has not released any hazardous or toxic substance in violation of any Environmental Laws or in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations of the Company in any material respect pursuant to Environmental Laws.

4.20          Anti-Bribery and Corruption; Anti-Money Laundering and Sanctions Laws.

(a)            The Company has in the past five (5) years conducted its business in compliance with any Anti-Bribery Law to which it is subject. Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Sellers, any agent (acting in such capacity), has in the past five (5) years (i) in order to assist the Company in improperly obtaining or retaining business for or with any Person, in improperly directing business to any Person, or in securing any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, knowingly indirectly or knowingly through a third party, to or for the use or benefit of any Official or any Person, or (ii) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or taken any other action that would violate any applicable Anti-Bribery Law binding on such Person or in effect in any jurisdiction in which such action is taken. In the past five (5) years, neither the Company nor any of its directors, officers, or employees, or, to the Knowledge of the Sellers, any agent (acting in such capacity) have received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving, any allegations relating to, potential violation of any Anti-Bribery Laws or other applicable laws, nor received a request for information from any Governmental Authority regarding Anti-Bribery Laws. Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Sellers, any of their agents or Affiliates, has employed or retained, directly or indirectly, any Official or a family member of any Official. No Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company. The Company maintains, and has maintained, compliance policies, procedures, and internal controls in the manner set forth in Section 4.20(a) of the Disclosure Schedules.

(b)            The Company is, and at all times during the past five (5) years, has been in compliance with all Anti-Money Laundering Laws and Sanctions Laws, including applicable financial recordkeeping and reporting requirements.

(c)            Neither the Company nor any of their respective directors, officers or employees, nor, to the Knowledge of the Sellers, any of their agents or Affiliates (i) is a Sanctioned Person, (ii) has in the last five (5) years engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violated any applicable International Trade Laws, or (iii) has conducted its operation in violation in any material respect of any applicable Anti-Money Laundering Law, including applicable financial recordkeeping and reporting requirements.

(d)            The Company has (i) instituted policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws, Anti-Money Laundering Laws, and Sanctions Laws in all material respects, (ii) maintained such policies and procedures in full force and effect, (iii) not been subject to any pending Proceeding or, to the Knowledge of the Sellers, threatened with any Proceeding that alleges any material violation of any of the Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanctions Laws, and (iv) not made a voluntary disclosure to a Governmental Authority in respect of any of the Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanction Laws.

4.21          Government Benefits. The Company has not applied for, received, or been awarded any loan, grant, economic stimulus, or other benefit from any Governmental Authority or other Person as a result of or in connection with the COVID-19 pandemic, including the delayed payment of any payroll Taxes.

4.22          Investment Representation. Each Member is acquiring the Consideration Shares for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of distributing such Consideration Shares, or selling, transferring or otherwise disposing of such Consideration Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America. Each Member understands that (a) the Consideration Shares are “restricted securities,” as defined in Rule 144 promulgated under the Securities Act; (b) such Consideration Shares have not been registered under the Securities Act, and are being issued in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act; (c) the Consideration Shares may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act; and (e) until such time as the Consideration Shares become eligible for resale by either Member, either pursuant to the registration of such shares under the Securities Act, or pursuant to a valid exemption from such registration.

Article 5

REPRESENTATIONS AND WARRANTIES regarding PURCHASER

As an inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represent and warrant to the Sellers, as of the date hereof and as of the Closing Date, as follows:

5.1            Organization and Power; Ownership of Purchaser; No Prior Activities. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.2            Authorization. The execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate act or proceeding on the part of Purchaser, or its board of directors or stockholders is necessary to authorize the execution, delivery or performance by Purchaser of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser will each constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3            Absence of Conflicts. Except as would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of Purchaser or (ii) to Purchaser’s Knowledge, any material contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Purchaser is bound or affected; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law.

5.4           Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which the Sellers would be liable based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser (or their respective officers, directors, employees or agents).

5.5            Purchaser Common Stock. All shares of Purchaser Common Stock to be issued pursuant to the Agreement shall be duly authorized, validly issued and non-assessable.

Article 6

ADDITIONAL COVENANTS AND AGREEMENTS

6.1            Mutual Assistance. Each of the parties hereto agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Each of the parties hereto, at its own cost, will assist each other party hereto (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested. The Sellers shall use reasonable best efforts to provide Purchaser with all documents and information that may be required for compliance with the United States Securities Act of 1933, as amended, or the United States Exchange Act of 1934, as amended, and in each case, the regulations and rules thereunder.

6.2            Press Release and Announcements; Confidentiality. Purchaser shall issue one or more press releases or file with the SEC a Form 8-K (in either case, the “Disclosure Document”) disclosing all material terms of the Agreement, the transactions contemplated hereby, and any other material non-public information that Purchaser or any of its officers, directors, employees or agents has provided to the Sellers prior to the filing of the Disclosure Document. Purchaser represents and warrants to the Sellers that the Sellers shall not be in possession of any material, non-public information received from Purchaser or any of its officers, directors, employees or agents, and the Sellers shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Purchaser or any of its Affiliates, relating to this Agreement or the transactions contemplated hereby.

Unless required by law (in which case each of Purchaser and the Sellers shall consult, to the fullest extent permitted by law, with the other party prior to any such disclosure as to the form and content of such disclosure) or applicable rules of any stock exchange or quotation system on which Purchaser or its Affiliates lists or trades securities, no press releases, announcements to employees of, or any other Persons having business dealings with, the Company or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of Purchaser. The Sellers and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable law, applicable rules of any stock exchange or quotation system on which Purchaser or its Affiliates lists or trades securities, or for financial reporting purposes, and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

6.3            Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants).

6.4            Tax Matters.

(a)            Company Taxes. The Sellers shall jointly and severally indemnify Purchaser and hold it harmless from and against any and all Company Taxes. The Sellers shall reimburse Purchaser for any Company Taxes within five (5) Business Days following written request for reimbursement from Purchaser; provided that in no event shall any such payment be required more than five (5) Business Days before the relevant Taxes are due.

(b)            Tax Returns. Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the Purchased Assets or the Company’s business. Such cooperation shall include the retention and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Purchaser and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets or the Company’s business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(c)            Straddle Period. In the case of any taxable period that includes (but does not end as of) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts, payroll or sales of the Company for the tax period prior to the Closing or imposed on a transactional basis shall be determined based on an interim closing of the books as of the end of the Closing Date, and the amount of other Taxes of the Company for such Straddle Period which relate to the tax period prior to the Closing shall be deemed to be the amount of such Tax for such entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending as of the end of the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(d)            Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by the Company when due, and the Company shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(e)            Intended Tax Treatment. The Parties to this Agreement intend that the transaction contemplated hereby shall be treated as qualifying as an assets-for-stock exchange “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and each of Purchaser, the Company and the Members shall be treated as a “party to the reorganization” within the meaning of Section 368(b) of the Code, and that this Agreement qualify as and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and comply with Revenue Procedure 84-42 of the Internal Revenue Service (such tax treatment, the “Intended Tax Treatment”).

6.5           Payment of Excluded Liabilities. After the Closing, the Company agrees to pay in full and discharge all of the Excluded Liabilities (a) in the ordinary course consistent with past practice and in any event, in accordance with their stated terms, if applicable, and (b) in a manner that is not detrimental to any relationships of Purchaser or the Company’s business with lessors, employees, contractors, customers, suppliers or others.

6.6            Managed Sales.

(a)            For the duration of two (2) trading weeks, being two (2) weeks during which Purchaser Common Stock is actively traded on the NASDAQ or New York Stock Exchange (each, the “Primary Exchange”) (any such trading week, a “Trading Week”), the Members shall not, and shall cause any transferee(s) to which any Member transfers shares of Purchaser Common Stock (together with the Members, the “Holders”) to not, collectively sell in the aggregate, within any two (2) consecutive Trading Weeks, a number of shares of Purchaser Common Stock that exceeds the Set Percentage (as defined below) of the average daily trading volume (“ADTV”) from the immediately prior two (2) Trading Weeks. The ADTV shall be calculated based on data reported by the Primary Exchange.

(b)            “Set Percentage” means 3% for the first six (6) months after Closing and 5% for the period beginning six (6) months after Closing and ending twelve (12) months after Closing. For example, during the first six months, if the ADTV of Purchaser Common Stock during two (2) consecutive Trading Weeks was 5,000,000 shares, the Holders could collectively sell up to 150,000 shares in the aggregate during the subsequent two-week period. Assuming a month consists of four (4) weeks and assuming the ADTV remained at 5,000,000, the total number of shares the Holders could collectively sell per month could not exceed 300,000 in the aggregate. Similarly, if after the first six (6) months the ADTV of Purchaser’s common stock for two (2) consecutive Trading Weeks were 7,000,000 shares, the Holders could collectively sell up to 350,000 shares in the aggregate during the subsequent two-week period with no carryover of unsold amounts.

(c)          The Members shall appoint a representative (the “Shares Agent Representative”) who shall notify Purchaser about the allocation of the amounts available to the Holders under the periodic Set Percentage. After such notification, Purchaser shall inform the Shares Agent Representative if the amount is available for allocation and the remaining amount for the rest of the applicable Trading Weeks. The Members shall enter into an agreement with the Shares Agent Representative (the “Managed Sales Agreement”), which agreement shall be in substantially the form attached hereto as Exhibit C and will require each Holder to provide notice to and seek approval from the Shares Agent Representative in the event of any sale by any of the Holders of Purchaser Common Stock.

(d)          The rights and obligations set forth in this Section 6.6 will terminate on the date that is twelve (12) months after the Closing Date.

Article 7

INDEMNIFICATION

7.1          Survival. The representations and warranties of the Sellers contained in Article 4, and each of the Purchaser Indemnified Parties’ and the Seller Indemnified Parties’ rights to indemnification pursuant to Section 7.2(a) and Section 7.2(b), respectively, shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern Time) on the date that is thirty-six (36) months after the Closing Date; provided, that (a) the Fundamental Representations (other than representations and warranties set forth in Section 4.10 (Intellectual Property; Privacy and Data Security) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern Time) on the sixth (6th) anniversary of the Closing Date, (b) the representations and warranties set forth in Section 4.15 (Tax Matters) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern Time) on the date that is sixty (60) days following the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties, and (c) with respect to the foregoing clauses (a) and (b), the Purchaser Indemnified Parties’ rights to indemnification pursuant to Section 7.2(a)(ii) shall survive for the same periods as are set forth in the foregoing clauses (a) and (b), respectively. The covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) if an indemnification claim is made prior to the expiration of the applicable survival period in accordance with the terms of this Article 7, then such applicable representation, warranty, covenant or agreement shall survive as to such claim until such claim has been fully resolved in accordance with the terms of this Agreement, and (y) none of the survival periods or limitations contained in this Article 7 shall apply to any claims relating to Fraud, intentional misrepresentation or willful breach or misconduct.

7.2          Agreement to Indemnify.

(a)          The Sellers (also referred to herein individually as a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall, jointly and severally indemnify and hold harmless Purchaser and each of its directors, officers, employees, stockholders, representatives, advisors and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses, whether or not involving a Third-Party Claim, arising out of or resulting from any of the following:

(i)               any actual or alleged inaccuracy in or breach of any representation or warranty of the Sellers contained in Article 4 of this Agreement or in any schedule, certificate or other document delivered pursuant hereto;

(ii)              any actual or alleged breach of or default in connection with the failure to perform any of the covenants or agreements made by the Sellers in this Agreement or any schedule, certificate or other document delivered pursuant hereto;

(iii)             any Excluded Asset or Excluded Liability;

(iv)             any Company Taxes;

(v)              any security or data breach suffered by the Company prior to the Closing; and

(vi)             any failure by the Company to fully perform its obligations under Section 2.1(a)(iii), which include, without limitation, the assignment of the Company’s rights and obligations under the Option Agreement and Underlying Agreements to Purchaser.

(b)          Purchaser shall indemnify and hold harmless the Sellers and each of their respective directors, officers, employees, stockholders, representatives, advisors and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from any of the following (provided that this Section 7.2(b) shall not limit the Purchaser Indemnified Parties’ rights or recoveries pursuant to Section 7.2(b)):

(i)               any actual or alleged inaccuracy in or breach of any representation or warranty of Purchaser contained in Article 5 of this Agreement or in any schedule, certificate or other document delivered pursuant hereto; and

(ii)              any actual or alleged breach of or default in connection with the failure to perform any of the covenants or agreements made by Purchaser in this Agreement or any schedule, certificate or other document delivered pursuant hereto.

(c)          For purposes of this Article 7 (including for purposes of determining whether a representation or warranty is inaccurate or has been breached and the amount of Losses subject to indemnification), the representations and warranties contained in this Agreement shall be deemed not to be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the words “material” or “Material Adverse Effect” and other terms of similar import or effect).

7.3          Limitations. The party(ies) making a claim for indemnification under this Article 7 are referred to as the “Indemnified Parties”, and the party(ies) against whom such claim is asserted under this Article 7 are referred to as the “Indemnifying Parties.” The indemnification provided for in Section 7.2(a) and Section 7.2(b) shall be subject to the following limitations:

(a)          Notwithstanding anything in this Agreement to the contrary:

(i)               the maximum liability of the Indemnifying Parties to the Indemnified Parties under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, shall be equal to ten percent (10%) of the value of the Aggregate Initial Consideration (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date), plus the value of any Deferred Consideration that has been delivered by Purchaser as of the date on which Losses are finally determined to be payable, (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date) (the “General Representations Cap”); provided, however, that the limitation set forth in this Section 7.3(a)(i) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach or misconduct, or claims arising from inaccuracies in or breaches of the Fundamental Representations;

(ii)              the maximum liability of the Seller Indemnifying Parties to the Purchaser Indemnified Parties (A) under Section 7.2(a)(i) with respect to the Fundamental Representations, and (B) under Sections 7.2(a)(ii) through 7.2(a)(vi) (in each case, when such Losses are aggregated with all other Losses recovered by the Purchaser Indemnified Parties hereunder) shall not exceed the value of the Aggregate Initial Consideration (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date), plus the value of any Deferred Consideration that has been delivered by Purchaser as of the date on which Losses are finally determined to be payable, (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date) (the “Purchase Price Cap”); provided, however, that the limitation set forth in this Section 7.3(a)(i) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach or misconduct; and

(iii)             except with respect to claims for Fraud, intentional misrepresentation or willful breach or misconduct, the aggregate amount required to be paid by Purchaser to the Seller Indemnified Parties under Section 7.2(a)(ii) shall not exceed the Purchase Price Cap.

(iv)       the Seller Indemnifying Parties shall not be liable to the Purchaser Indemnified Parties under Section 7.2(a)(i) until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties with respect to all claims of Purchaser Indemnified Parties made under Section 7.2(a)(i) exceeds an accumulated total of $750,000 (the “Threshold Amount”); in which case Purchaser Indemnified Parties shall have the right to recover all such Losses in excess of the Threshold Amount, subject to the other limitations herein.

(b)          Following the Closing, this Article 7 shall constitute the sole and exclusive remedy for recovery for Losses from the Indemnifying Parties by the Indemnified Parties for all matters indemnifiable by the Indemnifying Parties pursuant to Section 7.2. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained in this Section 7.3 or elsewhere in this Agreement shall limit or be construed to limit the rights of any Indemnified Party to make or with respect to, or otherwise waive or release, (i) any claims for specific performance or other equitable remedies, (ii) any claims relating to any other agreements contemplated hereby, including, without limitation, any actual or alleged inaccuracy in or breach of any representation, warranty or covenant contained in any agreement, certificate or instrument delivered to Purchaser by the Sellers pursuant to this Agreement, or (iii) any claims relating to Fraud, intentional misrepresentation or willful breach or misconduct.

7.4          Indemnification Procedures.

(a)          Notice of Claim. As used herein, (i) the term “Claim” means a claim for indemnification by any Indemnified Party for Losses pursuant to this Article 7, and (ii) the term “Third-Party Claim” means the assertion, whether orally or in writing, against any Indemnified Party of a claim or Proceeding brought by a third party against such Indemnified Party that is based on, arises out of or related to any matter that is or may be indemnifiable by the Indemnifying Parties pursuant to Section 7.2. Purchaser may assert a Claim, whether for its own Losses or for Losses incurred by any other Purchaser Indemnified Party by giving the Sellers written notice thereof, and the Sellers may assert a Claim for Losses incurred by any Seller Indemnified Party by giving Purchaser written notice thereof (any such notice of any such Claim, whether given by a Purchaser Indemnified Party or the Sellers, a “Notice of Claim”). Each Notice of Claim given pursuant to this Section 7.4 shall contain a description, in reasonable detail, to the extent known to the Indemnified Parties, of the facts, circumstances or events giving rise to such Claim, together with (to the extent in the Indemnified Parties’ possession and permitted by applicable law) copies of any formal written demand or complaint from any third party claimant and an estimate of the amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. No failure or delay on the part of the Indemnified Parties in giving the Indemnifying Parties a Notice of Claim shall relieve, waive or otherwise release the Indemnifying Parties from any of their obligations under this Article 7 unless (and then only to the extent that) the Indemnifying Parties are adversely and materially prejudiced thereby in terms of the amount of Losses for which the Indemnifying Parties are obligated to indemnify the Indemnified Parties, and then, only to the extent of such prejudice.

(b)          Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party a Notice of Claim with respect thereto. The Indemnifying Party shall have thirty (30) days after its receipt of such Notice of Claim to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine any documents or records exclusively related to such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)          Third-Party Claims. Any Third-Party Claim shall be subject to the following procedures:

(i)           Except with respect to any Special Claim (as defined below), Purchaser or the Sellers, as applicable, shall have the right to assume the defense of such Third-Party Claim at their sole cost and expense with reputable legal counsel of their choosing by delivering written notice of such election to the Indemnified Parties within thirty (30) days after receipt of the Notice of Claim with respect to such Third-Party Claim (unless the claim or Proceeding requires a response before the expiration of such thirty (30)-day period, in which case the Indemnifying Parties shall have until the date that is fifteen (15) days before the required response date) by acknowledging (in writing) responsibility for the entire amount of the Third-Party Claim (without the benefit of the General Representations Cap, Purchase Price Cap or any other limitation under this Article 7; provided, that:

(A)             The Indemnifying Parties shall keep the Indemnified Parties informed of all material developments relating to such Third-Party Claim;

(B)              The Indemnifying Parties shall provide the Indemnified Parties with copies of all pleadings, notices and communications with respect to such Third-Party Claim;

(C)              The Indemnified Parties may retain separate counsel and participate in the defense of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim at their own cost and expense, provided that if the Indemnified Parties reasonably determine, based on the advice of counsel to the Indemnified Parties, that the Indemnified Parties have separate defenses from the Indemnifying Parties or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Parties shall be permitted to retain separate counsel of their own choosing at the expense of the Indemnifying Parties;

(D)             So long as the Indemnifying Parties continue to defend the Third-Party Claim in good faith, the Indemnified Parties shall not be entitled to settle or compromise such Third-Party Claim without the written consent (which consent shall not be unreasonably withheld or delayed) of Purchaser (with respect to any Third-Party Claim for which Purchaser is the Indemnifying Party) or the Sellers (with respect to any Third-Party Claim for which the Seller Indemnifying Parties are the Indemnifying Parties); and

(E)              The Indemnifying Parties shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third-Party Claim without the prior written consent of the Indemnified Parties (in the Indemnified Parties’ sole discretion), unless (1) such judgment, settlement or compromise includes an unconditional release from all liability with respect to the claim in favor of the Indemnified Parties, (2) the sole relief provided in connection with such judgment, settlement or compromise is monetary damages that are paid in full by the Indemnifying Parties, (3) such judgment, settlement or compromise does not include or require a finding or admission of any wrongdoing, and (4) such judgment, settlement or compromise does not impose any restriction on the Indemnified Parties or any injunctive or equitable relief against any Indemnified Party.

(ii)          Notwithstanding the foregoing, with respect to any Third-Party Claim for which the Purchaser Indemnified Parties are the Indemnified Parties, the Sellers shall not be entitled to assume the defense of such Third-Party Claim (unless Purchaser agrees otherwise in writing) in the event (any of the following, a “Special Claim”): (A) the Third-Party Claim involves any possibility of criminal liability or any action by any Governmental Authority; (B) the Third-Party Claim involves a customer, client or supplier of Purchaser; (C) the Third-Party Claim seeks injunctive relief, specific performance or other equitable relief; (D) the Third-Party Claim involves any Proceeding with respect to Taxes; (E) Losses sought under such Third-Party Claim (together with Losses sought under any other Claims then pending or in dispute) could reasonably be expected to result in Losses to the Purchaser Indemnified Parties in excess of the amount that the Purchaser Indemnified Parties are entitled to recover from the Seller Indemnifying Parties (taking into account any limitations on the Seller Indemnifying Parties’ indemnification obligations under this Agreement) for such Losses pursuant to this Agreement; or (F) outside legal counsel to the Purchaser Indemnified Parties reasonably determines that the legal counsel chosen by the Seller Indemnifying Parties has a conflict of interest in representing the interests of the Purchaser Indemnified Parties.

(iii)         In the event that the Indemnifying Parties do not assume the defense of a Third-Party Claim in accordance with Section 7.4(c)(i) or are not entitled to assume the defense of a Third-Party Claim because it is a Special Claim described in Section 7.4(c)(ii), then the Indemnified Parties shall have the right to contest, consent to entry of any judgment, settle or compromise through counsel of their own choosing, the Third-Party Claim at the expense of the Indemnifying Parties.

(iv)         The Indemnifying Parties and the Indemnified Parties shall use commercially reasonable efforts to cooperate in connection with the defense of any Third-Party Claim, including by (A) furnishing copies of documents, records or other information reasonably requested by the other party, and (B) providing reasonable access to employees whose assistance, testimony or presence is reasonably necessary to assist in the evaluation and defense of such Third-Party Claim (provided that any such access shall not unreasonably interfere with the business activities of either party).

7.5          Losses.

(a)          Any Losses due to an Indemnified Party pursuant to this Article 7 shall be paid as follows (in each case, subject to the terms and limitations set forth herein):

(i)           with respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification under Section 7.2(a)(i) (in each case, other than with respect to any Fraud, intentional misrepresentation or willful breach or misconduct, or inaccuracy in or breach of any Fundamental Representations), any and all payments in respect of such Losses shall not exceed the General Representations Cap and shall be paid by the applicable Seller Indemnifying Parties;

(ii)          with respect to any Losses for which a Seller Indemnified Party is entitled to indemnification under Section 7.2(b)(i) (in each case, other than with respect to any Fraud, intentional misrepresentation or willful breach or misconduct), any and all payments in respect of such Losses shall not exceed the General Representations Cap and shall be paid by Purchaser; and

(iii)         with respect to any Losses for which an Indemnified Party is entitled to indemnification under Section 7.2(a)(ii) through 7.2(a)(vi) or Section 7.2(b)(ii), any and all payments in respect of such Losses shall be paid by the applicable Indemnifying Party or Indemnifying Parties.

(b)          Payment of Losses.

(i)           Any Losses owed or payable by the Seller Indemnifying Parties to a Purchaser Indemnified Party shall be paid and discharged by the forfeiture of an amount of Purchaser Common Stock equal in value to the amount of Losses owed within five (5) business days after such amounts are finally determined to be due and payable to a Purchaser Indemnified Party. If the amount of Losses payable to a Purchaser Indemnified Party exceeds the value of the Purchaser Common Stock held by the Members, such Losses shall be further paid in cash by wire transfer of immediately available funds to Purchaser within five (5) business days after such amounts are finally determined to be due and payable to a Purchaser Indemnified Party. Purchaser is hereby authorized and directed to take such actions in order to implement any such forfeiture and/or relinquishment as and when payable hereunder. Any Indemnified Party shall take such actions as are reasonably necessary to effect the foregoing.

(ii)          Any Losses owed or payable by Purchaser to a Seller Indemnified Party shall be paid and discharged, at Purchaser’s sole discretion, by either (A) the delivery of Purchaser Common Stock equal in value to the amount of Losses owed to Purchaser’s transfer agent (for the benefit of the Seller Indemnified Party and issued in such Seller Indemnified Party’s name in book-entry form) within five (5) business days after such amounts are finally determined to be due and payable to the Seller Indemnified Party or (B) in cash by wire transfer of immediately available funds to the Seller Indemnified Party within five (5) business days after such amounts are finally determined to be due and payable to the Seller Indemnified Party. Any Indemnified Party shall take such actions as are reasonably necessary to effect the foregoing.

(iii)         Where any amount has been determined to be payable to an Indemnified Party in respect of a claim, the number of shares of Purchaser Common Stock to be delivered or subject to forfeiture shall equal the quotient of the aggregate value of the claim divided by the value per share (determined based on the 30-day volume-weighted average price of Purchaser Common Stock during the thirty (30) days prior to the date Losses are finally determined to be due and payable).

(iv)         The amount of any Losses payable to an Indemnified Party shall be reduced by the amount of insurance proceeds received by the Indemnified Party in connection with a Claim or Third-Party Claim.

(c)          Treatment of Indemnification Payments. All indemnification payments made pursuant to this Agreement, including, for the avoidance of doubt, by reduction of the Deferred Consideration, shall be treated by Purchaser, the Sellers and their respective Affiliates, to the maximum extent permitted by law, as an adjustment to the Purchase Price for Tax purposes.

7.6          No Circular Recovery. The Sellers hereby waive, and acknowledge and agree that Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Purchaser or any other Purchaser Indemnified Party in connection with any indemnification obligation or any other liability to which such Person may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Purchaser in connection herewith or therewith.

Article 8

MISCELLANEOUS

8.1          Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Sellers and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.2          Notices. All notices, demands and other communications to be given or delivered to Purchaser or the Sellers under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier or when transmitted by e-mail (with transmission confirmed), in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable party in writing):

If to the Sellers, then to:

WorldConnect Technologies, L.L.C.
[***]

Attention: [***]

Email: [***]

with a copy, which shall not constitute notice, to:

Chaffe McCall, L.L.P

[***]

Attention: [***]

E-mail: [***]

If to Purchaser, then to:

Trump Media & Technology Group Corp.

401 N. Cattlemen Road, Suite 200

Sarasota, FL 34232

Attention: [***]

E-mail: [***]

8.3          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers and any attempted assignment without such prior written consent shall be void.

8.4          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.5          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference to any particular code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Whenever this Agreement requires that a document or item be “made available” or “provided” to Purchaser as of or prior to the date hereof, it shall mean that such document or item has been made available to Purchaser and its representatives in the electronic data room maintained in connection with this Agreement at least one (1) day prior to the date of this Agreement.

8.6          Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7          No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Sellers.

8.8          Complete Agreement. This Agreement, including the schedules and the exhibits hereto, together with the other documents and instruments referred to herein, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.9          Counterparts. This Agreement may be executed in one or more counterparts, by facsimile, electronic mail (pdf) or original signatures, each of which need not contain the signatures of more than one party, and all of which taken together shall constitute one and the same instrument.

8.10        Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Florida without giving effect to any choice or conflicts of law provision or rule thereof that would result in the application of the applicable laws of any other jurisdiction other than the applicable laws of the United States of America, where applicable. Any action or proceeding seeking to enforce any provision, or based on any right arising out of, or to interpret any provision of, this Agreement may be brought against any of the parties in the state and federal courts located in Sarasota County, Florida, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. In the event of any such litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

8.11        Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

PURCHASER:

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

/s/Devin Nunes
Name: Devin Nunes
Title: Chief Executive Officer

Signature Page to Asset Acquisition Agreement

COMPANY:

WORLDCONNECT TECHNOLOGIES, L.L.C.

By:	/s/ [***]
Name:	[***]
Title:	Chief Executive Officer

MEMBERS:

WORLDCONNECT IPTV SOLUTIONS, LLC

By:	/s/ [***]
Name:	[***]
Title:	Chief Executive Officer

JEDTEC, L.L.C.

By:	/s/ [***]
Name:	[***]
Title:	Manager

Signature Page to Asset Acquisition Agreement

Exhibit 10.2

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

Amended and Restated Option Agreement

This Amended and Restated Option Agreement (“Agreement”) is entered into this 3rd day of July, 2024 (the “Effective Date”) by and among:

Perception Group Inc., a corporation incorporated and organized under the laws of Canada, having its registered seat at [***], with Ontario Corporation Number 2821350 (“Perception Group”), represented by [***], which consists of the following subsidiaries, for itself and on behalf of its subsidiaries:

(a)	Perception TVCDN Ltd., a private limited company incorporated and organized under the laws of the United Kingdom, having its registered seat at [***] (“Perception TV”); and

(b)	FORA, FOrum RAčunalnigštva, d.o.o., a limited liability company incorporated and organized under the laws of the Republic of Slovenia, having its registered seat at [***] (“FORA”);

(Perception Group, Perception TV and FORA, collectively referred to as “Perception” or “Perception Entities”); and

WorldConnect Technologies, L.L.C., a limited liability company organized under the laws of [***], having its registered seat at [***] (“WCT” or “Grantee”).

(each, a “Party” and, collectively, the “Parties”).

WHEREAS, the Parties are parties to that certain Option Agreement, dated February 5, 2024 (the “Prior Agreement”);

WHEREAS, pursuant to Section 10(e) of the Prior Agreement, the Parties constitute all of the parties required to consent to the amendment and restatement of the Prior Agreement, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights and obligations created pursuant to this Agreement in lieu of the rights and obligations granted under the Prior Agreement;

WHEREAS, Perception Group and WCT entered into a non-binding term sheet on July 31, 2023, as modified by an Extension Agreement effective as of January 25, 2024 (the “Term Sheet”) and now desire to enter into definitive and binding agreements to document agreements they have reached regarding certain transactions contemplated by the Term Sheet; and

WHEREAS, Grantee desires to obtain, and Perception is willing to grant, (i) an option to purchase a copy of the Source Code for the Software and obtain a perpetual license to retain, use, and commercialize the Source Code on the terms set forth in this Agreement and in a Source Code Purchase and Sale Agreement to be negotiated by the Parties (the “Purchase Agreement”); (ii) an option to enter into an agreement with Perception on the terms set forth in this Agreement and in a Support and Maintenance Agreement to be negotiated by the Parties (the “Support and Maintenance Agreement”); (iii) an option to purchase the assets of Perception on the terms set forth in this Agreement, including a right of first refusal as specified herein;

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NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that the Prior Agreement shall be amended and restated in its entirety as set forth herein, and the Parties further agree as follows:

1.	Grant of Source Code and Support and Maintenance Options; Manner of Exercise.

(a)         Source Code Option and Purchase Agreement. Perception hereby grants to Grantee the irrevocable right and option to enter into a Purchase Agreement with Perception and thereby to obtain, on the terms set forth in the Purchase Agreement (i) a copy of the Source Code for the Software, and (ii) an irrevocable, non-exclusive, worldwide, perpetual right and license to forever retain, copy, reproduce, modify, use, create Modifications and derivative works of, display, distribute, perform, compile, execute, sublicense, and otherwise exploit the Source Code and all resulting compiled software for commercial exploitation and commercialize the Source Code, subject to the terms and limitations stipulated in a Purchase Agreement (the “Source Code Option”). Such terms and limitations shall include: (x) the establishment of a special-purpose entity (“SPE”) as a wholly-owned subsidiary of Grantee and whose sole business activity shall be to hold the Source Code and the license in relation to the Source Code; (y) except as contemplated and permitted by this Agreement, a prohibition on Grantee’s sub-license of the use of the Source Code without Perception’s prior written consent; and (z) commercial reasonably terms governing the future sale or transfer of the SPE or sale or sublicensing of the intellectual property, including Perception’s interest in a share of the profits derived therefrom. “Modification” means any modifications, changes, revisions, enhancements, corrections of defects, fixes, workarounds, improvements, upgrades, new releases, or changes in functionality to the Source Code made after the execution and delivery of this Agreement, whether or not issued in a formal update, upgrade, or release.

The Purchase Agreement shall provide for payments (collectively, the “Purchase Price”) from Grantee to Perception as follows:

i.	Due on the Activation Date (as that term is defined below): $7,000,000.00

ii.	Due on the one (1) year anniversary of the Activation Date: $5,000,000.00

iii.	Due on the two (2) year anniversary of the Activation Date: $5,000,000.00

iv.	Due on the three (3) year anniversary of the Activation Date: $500,000.00

The Purchase Agreement shall further provide that permanent ownership of a then-current copy of the Source Code for the Software, pursuant to the terms and limitations of the Purchase Agreement, shall be assigned to Grantee following the receipt by Perception of the full Purchase Price.

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The Purchase Agreement shall provide that, should the Parties for any reasons not execute the Support and Maintenance Agreement, Grantee shall retain a perpetual option to purchase any future version of the Source Code at a price to be defined in the Purchase Agreement.

The Source Code Option has a term commencing on the Effective Date of this Agreement and ending on July 31, 2024.

(b)         Support and Maintenance Option. Perception hereby grants to Grantee the irrevocable right and option to enter into a Support and Maintenance Agreement with Perception and thereby to obtain, on the terms set forth in such Support and Maintenance Agreement, services from Perception (“Services”) that will assist Grantee in commercializing the Source Code to develop, launch, and grow the Platform (the “Support and Maintenance Option” and, together with the Source Code Option, the “Options”).

Such Services shall include, without limitation:

[***].

The Support and Maintenance Agreement shall provide that Grantee [***].

The Support and Maintenance Agreement shall further provide for [***] payments from Grantee to Perception in an amount equal to [***] which shall be set forth in the Support and Maintenance Agreement based on commercial terms already provided by Perception.

The initial term of the Support and Maintenance Agreement shall be [***], provided, however, that the Support and Maintenance Agreement shall be terminable following the uncured material breach by either Party, including if Perception loses the services of certain key personnel, to be specified in such Support and Maintenance Agreement, such that Perception is no longer able to satisfy its obligations thereunder.

In order to protect the legitimate business interests of Perception, the Support and Maintenance Agreement shall further require Grantee to covenant with Perception that, for the duration of the initial term of such Support and Maintenance Agreement, Grantee and its Affiliates agree not to, without Perception’s written consent, directly or indirectly solicit, or attempt to solicit, or engage or otherwise facilitate the employment or engagement of any Restricted Person.

The Support and Maintenance Option has a term commencing on the date of this Agreement and ending on July 31, 2024. For the avoidance of doubt, the Parties acknowledge and agree that the Support and Maintenance Option may only be exercised if the Source Code Option is exercised.

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(c)          Timing and Manner of Exercise. Grantee may exercise the Options by providing to Perception a timely notice of exercise in the form attached hereto as Exhibit A (a “Notice of Exercise”). To be timely, a Notice of Exercise must be delivered to Perception no later than July 31, 2024. In order to facilitate prompt execution of the Option(s), the Parties agree to negotiate and draft execution versions of the Purchase Agreement and Support and Maintenance Agreement as soon as practicable, and in any event within thirty (30) days of the Effective Date of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, if Perception and Grantee (on the basis of their full and complete discretion) have not mutually agreed on the provisions of execution versions of both the Purchase Agreement and Support and Maintenance Agreement within such thirty-day period, and confirmed such agreement in writing, the Options shall expire on the last day of such period (unless extended by mutual written agreement of the Parties). Subject to the previous sentence, immediately following Perception’s receipt of a timely Notice of Exercise, the Parties shall execute a Purchase Agreement and, as applicable, a Support and Maintenance Agreement. Prior to executing the Source Code Option, Grantee may request, and Perception shall provide, to a commercially reasonable extent and subject to appropriate confidentiality protections, access by Grantee to the Source Code solely for the purpose of confirming the accuracy and completeness of the Specifications. On the date on which the closing of the transactions contemplated by that certain Asset Purchase Agreement between TMTG, Grantee, WorldConnect IPTV Solutions, LLC, and JedTec, L.L.C, dated as of the date hereof, take place, and TMTG acquires substantially all of the assets of Grantee, including Grantee’s rights and obligations under this Agreement. (such date, the “Activation Date”), Perception shall deposit a current version of the Source Code for the Software, and Grantee shall deposit $7,000,000, with an escrow agent reasonably agreed by the Parties (the “Escrow Agent”) pursuant to an escrow agreement executed by each of the Parties and the Escrow Agent, in form and substance satisfactory to each of the Parties (the “Escrow Agreement”). None of the Parties shall unreasonably withhold or delay its approval of the Escrow Agreement, which shall provide for release of the $7,000,000 to Perception within three (3) Business Days following the Activation Date and for the release of the Source Code to Grantee within three (3) Business Days following the Grantee’s payment in full of the Purchase Price. Prior to the release of the Source Code, Perception will provide an updated version of the Source Code to the Escrow Agent. The Purchase Agreement shall address Grantee’s access to the Source Code, if any, during the period in which the Source Code is in escrow pursuant to the foregoing.

2.	Asset Purchase Option.

(a)          Perception hereby grants to Grantee an irrevocable right and option to purchase the assets of Perception (“Asset Purchase Option”) exercisable at any time prior to the second anniversary of the Activation Date (the “Option Term”) at a price determined by an equitable valuation of Perception which is acceptable to the Parties.

(b)          If Grantee elects to exercise the Asset Purchase Option, Grantee shall give Perception a written notice (a “Valuation Notice”) during the Option Term, identifying a proposed purchase price for Perception’s assets (the “Grantee-Proposed Asset Purchase Price”) and Perception shall then provide to Grantee, within [***] as of receipt of the Valuation Notice, a written notice identifying Perception’s proposed purchase price for Perception’s assets (the “Perception-Proposed Asset Purchase Price”).

(c)          Upon receipt of Valuation Notice, Perception shall have [***] to accept or reject the Grantee-Proposed Asset Purchase Price, or, in its discretion, ask Grantee to identify a valuation expert it proposes to conduct the valuation. Perception and Grantee may decide to prolong the initial [***] for a further [***] to conduct negotiations in relation to the Grantee-Proposed Asset Purchase Price, following which Grantee shall have the possibility to increase the Grantee-Proposed Asset Purchase Price and Perception shall then have [***] days to accept or reject the amended Grantee-Proposed Asset Purchase Price.

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(d)          If Parties do not reach an agreement in relation to the Purchase Price, Perception may ask Grantee to identify a valuation expert it proposes to conduct the valuation. If the Grantee’s proposed valuation expert is acceptable to Perception, the Parties shall jointly retain that expert to perform the valuation. If the Grantee’s proposed valuation expert is not acceptable to Perception, Perception shall propose a different valuation expert. If Perception’s proposed valuation expert is acceptable to Grantee, the Parties shall jointly retain that expert to perform the valuation. If the Parties do not agree on a mutually acceptable valuation expert within [***] following the date of a Valuation Notice, then either Party may require that an independent valuation expert (i.e., an expert having had no prior material business relationship with either Party for the prior [***]) (“Independent Expert”) be appointed to serve as the valuation expert by the New York City Office of the American Arbitration Association (“AAA”) in accordance with the then-existing Expedited Procedures of the Commercial Arbitration Rules of the AAA. The Independent Expert shall have past experience in producing market comparison valuations of assets directly comparable to assets to Perception.

(e)         Once a valuation expert has been selected, the Parties shall provide to the valuation expert all information reasonably requested by the valuation expert and shall instruct the valuation expert to deliver to the Parties its written conclusion of value of Perception’s assets on a cash-free, debt-free basis within [***] of its appointment.

(f)         The valuation of Perception’s assets by the valuation expert shall be conclusive and binding on the Parties and shall establish the purchase price for Perception’s assets (“the Valuation Expert Asset Purchase Price”), except in the situation where Party’s respective proposed purchase prices deviate by more than [***] from that Party’s proposed purchase price. In that case such Party may withdraw from the Asset Purchase Option.

(g)         If Grantee desires to exercise the Asset Purchase Option at the Grantee-Proposed Asset Purchase Price as accepted by Perception, or the Valuation Expert Asset Purchase Price as determined by the valuation expert, Grantee shall give Perception written notice (“Purchase Notice”) within [***] following Grantee’s receipt of Perception’s written acceptance of the Grantee-Proposed Asset Purchase Price or the valuation expert’s written conclusion of value. The Purchase Notice shall specify a date for the closing of the sale and purchase of Perception’s assets, which date shall be not more than [***] following the date of the Exercise Notice.

3.	Grant of Right of First Refusal.

(a)         In the event that Perception receives a bona fide written offer from an unaffiliated third party (an “Offeror”) for the purchase of all or substantially all of any of the Perception Entities’ assets or majority (i.e. more than 50%) of any of the equity interests in the Perception Entities, which Perception desires to accept (an “Offer”) then, Grantee shall have a right of first refusal to purchase, exercisable within [***] of its receipt of the Offer, all such assets or equity interests at the price and on the terms set forth in the Offer (the “ROFR”). The ROFR shall have a term commencing on the Activation Date and shall expire on the second anniversary of the Activation Date.

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(b)         Upon receipt of an Offer, prior to any transfer of the assets or equity interests to the Offeror, Perception shall give Grantee written notice (an “Offer Notice”) containing each of the following:

(i)            [***];

(ii)           [***]; and

(iii)          Perception’s offer (a “Perception Offer”) to sell the assets or equity interests in question to Grantee for a price and on the terms contained in the Offer (the “ROFR Purchase Price”).

(c)         A Perception Offer shall be and remain irrevocable for a period (the “Offer Period”) [***] following the date the Perception Offer is given to Grantee. At any time during the Offer Period, Grantee may accept the Perception Offer by giving written notice to Perception of its acceptance (a “ROFR Acceptance Notice”). If Grantee accepts the Perception Offer, the ROFR Acceptance Notice shall fix a closing date for the purchase, which shall not be earlier than [***] after the expiration of the Offer Period.

(d)         If Grantee rejects the Perception Offer or fails to accept the Perception Offer (within the time and in the manner specified in this Section), then Perception shall be free for a period (the “Free Transfer Period”) [***] after the expiration of the Offer Period to transfer the assets or equity interests in question to the Offeror, for the same price and on the same terms and conditions as set forth in the Offer. If Perception does not transfer the assets or equity interests in question to the Offeror within the Free Transfer Period, Perception’s right to transfer such assets or equity interests to the Offeror pursuant to this Section shall cease and terminate and any new offer received by Perception shall be subject to the ROFR in accordance with the provisions of this Section.

(e)         Any transfer by Perception of such assets or equity interests after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

4.	Purchase of Perception Assets or Equity Interests

(a)         The sale and purchase of assets or equity interests pursuant to Section 2 above shall be on a cash-free, debt-free basis, free of any liens or encumbrances. The sale and purchase of assets or equity interests pursuant to Section 3 above shall be made at the price and on the terms set forth in the Offer.

(b)        The agreement for the sale and purchase of Perception’s assets will provide for the Parties to make typical representations, warranties and covenants to each other, including, without limitation, as to organization, qualification and good standing of the parties; equity and debt capitalization; due authorization; enforceability; obtaining third-party consents or approvals; ownership of intellectual property; absence of liens or encumbrances; absence of litigation; compliance with laws and regulations; absence of conflicts with other agreements to which Perception is a party; employee relations; payment of taxes; confidentiality; non-solicitation and non-competition; and indemnification for breach of representations and warranties.

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(c)          [***] of the applicable purchase price shall be held in escrow, at Grantee’s costs, for one year following the date for the closing of the sale and purchase of Perception’s assets to satisfy any indemnification obligations of Perception under the asset purchase agreement.

(d)          Grantee shall pay the applicable purchase price in immediately available funds on the date for the closing of the sale and purchase of Perception’s assets.

5.	Non-Competition

In order to protect the legitimate business interests of Grantee, for a period of five (5) years from the Activation Date, Perception hereby covenants and agree not to use or permit others for any purpose that competes, in the United States, with the Platform or Grantee’s commercialization of the Source Code as contemplated by this Agreement and further specified in the Purchase Agreement.

Notwithstanding the above, Perception shall for the territory of the United States retain the right to propose new business opportunities that involve the use of the infrastructure and software acquired under this Agreement for delivery in the US. In the event of such a proposal, the Grantee shall have the right to review and assess whether the proposed business opportunity directly competes with the interests of the Grantee.

In relation to the above, if the Grantee determines, in its sole discretion, that the proposed business opportunity is directly competitive, the Grantee may exercise a written veto right, preventing Perception from pursuing such opportunity independently. In the event of a veto, the Parties agree to further negotiate in good faith the terms, if any, under which the proposed business opportunity may be pursued to the mutual benefit of the Parties.

If the Grantee does not exercise its veto right within thirty (30) Business Days of receiving the proposal, Perception may proceed with the proposed business opportunity under an arrangement whereby Perception would receive 40% of the revenues and Grantee would receive 60% of the revenues in consideration of the use of the Source Code and server infrastructure.

The non-competition obligation under this Section 5 shall terminate if the Options expire unexecuted by Grantee or if the Support and Maintenance Agreement expires or is terminated in accordance with its terms.

6.	Assignment.

Neither Party may sell, transfer or assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Grantee shall have the right to assign its rights, options and obligations under this Agreement to WCTN, TMTG or any Affiliate of TMTG, WCTN, or the SPE (each, a “Permitted Assignee”), and that each Permitted Assignee shall have the right to assign its rights, options and obligations under the Agreement to any other Permitted Assignee, without the prior written consent of Perception. In the event of such sale, transfer or assignment, the Permitted Assignee shall be deemed the Grantee hereunder and shall assume all of the rights, options obligations of Grantee under this Agreement. Grantee may not sell, transfer, assign or sublicense the Source Code acquired by Grantee to any person or entity other than a Permitted Assignee without the prior written consent of Perception. Grantee may not sell, transfer, or assign an ownership interest in the SPE to any person or entity other than a Permitted Assignee without the prior written consent of Perception.

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7.	Confidentiality.

From time to time during the term of this Agreement, either Party (as the “Discloser”) may disclose or make available to the other Party (as the “Recipient”) information about its business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to the public other than as a result of any breach of this Section 7 by the Recipient or any of its Representatives; (ii) is obtained by the Recipient or its Representatives on a non-confidential basis from a third-party that, to the Recipient’s knowledge, was not legally or contractually restricted from disclosing such information; (iii) the Recipient establishes by documentary evidence, was in the Recipient’s or its Representatives’ possession prior to disclosure by the Discloser hereunder; (iv) the Recipient establishes by documentary evidence, was or is independently developed by the Recipient or its Representatives without using of any of the Discloser’s Confidential Information; or (v) is required to be disclosed under applicable federal, state, or local law, regulation, or a valid order issued by a court or governmental agency of competent jurisdiction. The Recipient shall: (A) protect and safeguard the confidentiality of the Discloser’s Confidential Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Discloser’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Recipient’s Representatives who need to know the Confidential Information to assist the Recipient, or act on its behalf, to exercise its rights or perform its obligations under the Agreement. The Recipient shall be responsible for any breach of this Section 7 caused by any of its Representatives.

8.	Representations and Warranties of Perception. Perception hereby represents and warrants to Grantee that as of the Effective Date:

(a)          Perception Group is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario, Canada.

(b)          Perception TV is a private limited company duly incorporated, validly existing and in good standing under [***].

(c)          FORA is a limited liability company incorporated and organized under [***].

(d)         Perception has the right and all power and authority to enter into and perform this Agreement and to fulfil all obligations arising from this Agreement.

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(e)         When executed, this Agreement shall constitute legal, valid, and binding obligations of Perception, enforceable in accordance with its terms.

(f)          By execution and performance of this Agreement Perception will not result in a breach of any contract to which Perception is a party or by which it is bound.

9.	Representations and Warranties of Grantee. Grantee hereby represents and warrants to Perception that as of the Effective Date:

(a)         Grantee is a limited liability company existing and organized under [***].

(b)         Grantee has the right and all power and authority to enter into and perform this Agreement and to fulfil all obligations arising from this Agreement.

(c)         When executed, this Agreement shall constitute legal, valid, and binding obligations of Grantee, enforceable in accordance with its terms.

(d)         By execution and performance of this Agreement Grantee will not result in a breach of any contract to which Grantee is a party or by which it is bound.

10.	Miscellaneous.

(a)         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(b)        Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified (whether by courier or e-mail) or one (1) Business Day following timely deposit with a reputable international overnight courier with overnight delivery instructions at the address of the party set forth below or at such other address as such party may designate by ten (10) days’ advance written notice to the other Parties pursuant to these provisions.

If to Perception:	[***]

If to Grantee:	[***]

with a copy to (which shall not constitute notice):	[***]

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(c)         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d)         Entire Agreement. This Agreement (including the exhibits and schedules hereto and thereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, including the Term Sheet, with respect to such subject matter. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force and effect.

(e)         Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(f)          Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Florida. The Parties irrevocably agree that the Florida state and federal courts sitting in Sarasota, Florida shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims). EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

10

(g)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

11

Signature page to Amended and Restated Option Agreement

IN WITNESS WHEREOF, each of the Parties, individually or by its duly authorized representative, has caused this Agreement to be executed, to be effective as of the Effective Date.

Perception Group Inc.

By:	[***]
Name:	[***]
Title:	Chief Executive Officer

Perception TVCDN Ltd.

By:	[***]
Name:	[***]
Title:	Chief Executive Officer

FORA, Forum RAčunalnigštva, d.o.o.

By:	[***]
Name:	[***]
Title:	Director

WorldConnect Technologies, L.L.C.

By:	[***]
Name:	[***]
Title:	Chief Executive Officer

[***] and [***], in their capacity as the majority shareholders of Perception, acknowledge and confirm execution of this Agreement;

/s/ [***]
[***] individually

/s/ [***]
[***] individually

12

ANNEX 1

DEFINITIONS

1.	Affiliate means a person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another person. As used herein, “control” means the power to direct the management or affairs of a person, and “ownership” means the beneficial ownership of at least 10% of the voting securities of the person. As used herein, “person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.
2.	Business Day means a day other than a Saturday, Sunday, or public holiday in the State of Louisiana when national banks in New York City, New York are open for business.
3.	Platform means the proposed internet TV service under development by Grantee, including both a standalone application and the integration of video streaming utilizing the Source Code into TMTG’s existing social media service.
4.	Restricted Person means any firm, company or person employed or engaged by Perception or any Perception’s Affiliate, who has been engaged in relation to the Software and/or Source Code either as principal, agent, employee, independent contractor or in any other form of employment or engagement.
5.	Software means the software to be used with and for the Platform.
6.	Source Code means all source code for the Software as per Specifications, including but not limited to all logic, logic diagrams, flowcharts, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, coding, functional specifications, and program specifications comprising or contained in the Software whether in eye readable or machine readable form, excluding, for the avoidance of doubt, any open source code that is not owned by Perception.
7.	Specifications means the document detailing the specifications of the Source Code, attached hereto as Exhibit B, as such document may be modified for the purposes of powering the Platform.
8.	TMTG means Trump Media & Technology Group Corp., a corporation incorporated and organized under the laws of the State of Delaware, having its registered seat at 401 N. Cattlemen Rd., Suite 200, Sarasota, Florida, United States of America.
9.	WCTN means WCT Newco, Inc., a corporation incorporated and organized under the laws of the State of Delaware, having its registered seat do Lippes Matthias LLP, 50 Fountain Plaza, Suite 1700, Buffalo, New York, United States of America.

13

EXHIBIT A

FORM OF NOTICE OF EXERCISE

14

July 3, 2024

Perception Group Inc.
[***]

Re: Exercise of Options

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Option Agreement dated July 3, 2024 by and among Perception Group Inc., Perception TVCDN Ltd., FORA, FOrum RAčunalnigštva, d.o.o., and WorldConnect Technologies, L.L.C. (the “Option Agreement”). Capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Option Agreement.

The undersigned, as the Grantee under the Option Agreement, hereby irrevocably exercises the Options to purchase a copy of the Source Code and to enter into the Purchase Agreement and the Support and Maintenance Agreement.

Attached hereto are the Purchase Agreement and the Support and Maintenance Agreement, duly executed on behalf of the Grantee. We hereby demand that the Sellers execute and deliver to the Grantee the Purchase Agreement and the Support and Maintenance Agreement, duly executed on behalf of the Sellers, within three (3) Business Days of the date of this letter.

Yours truly,

15

EXHIBIT B

SPECIFICATIONS

16

Exhibit 10.3

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of July 3, 2024 is made by and between YA II PN, LTD., a Cayman Islands exempted company (the “Investor”), and TRUMP MEDIA & TECHNOLOGY GROUP CORP., a company incorporated under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $2,500,000,000 of the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”); and

WHEREAS, the Common Shares are listed for trading on the Nasdaq Stock Market under the symbol “DJT;”

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder; and

WHEREAS, in consideration of the Investor’s execution and delivery of this Agreement, the Company shall issue to the Investor the Commitment Shares pursuant to and in accordance with Section 12.04.

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

“Additional Shares” shall have the meaning set forth in Section 2.01(d)(ii).

“Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(d)(i).

“Advance” shall mean any issuance and sale of Advance Shares by the Company to the Investor pursuant to Article II hereof.

“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance.

“Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the number of Advance Shares that the Company desires to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

“Advance Shares” shall mean the Common Shares that the Company shall issue and sell to the Investor pursuant to an Advance Notice in accordance with the terms and conditions of this Agreement.

“Advance Share Estimate” shall mean the number of Common Shares that the Company elects to sell to the Investor in an Advance Notice and which shall constitute a good faith estimate of the number of Shares that the Investor shall have the obligation to purchase pursuant to such Advance Notice.

“Affiliate” shall have the meaning set forth in Section 3.07.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Average Price” shall mean a price per Share equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Shares issued pursuant to this Agreement.

“Black Out Period” shall have the meaning set forth in Section 6.01(e)

“Closing” shall have the meaning set forth in Section 2.02.

“Commitment Amount” shall mean $2,500,000,000 of Common Shares.

“Commitment Fee” shall have the meaning set forth in Section 12.04.

“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

“Commitment Shares” shall have the meaning set forth in Section 12.04.

“Common Shares” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnitees” shall have the meaning set forth in Section 5.02.

“Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.

“Current Report” shall have the meaning set forth in Section 6.12.

“Daily Traded Amount” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.

“Effective Date” shall mean the date hereof.

“Environmental Laws” shall have the meaning set forth in Section 4.13.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 2.01(c)(iii).

“Excluded Day” shall have the meaning set forth in Section 2.01(d)(i).

“GAAP” shall have the meaning set forth in Section 4.06.

“Hazardous Materials” shall have the meaning set forth in Section 4.13.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitees” shall have the meaning set forth in Section 5.01.

“Market Price” shall mean the lowest of the daily VWAPs of the Common Shares during the relevant Pricing Period.

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Outside Event” shall have the meaning set forth in Section 6.08.

“Maximum Advance Amount” in respect of each Advance Notice means an amount equal to one hundred percent (100%) of the average Daily Traded Amount on the five (5) consecutive Trading Days immediately preceding an Advance Notice.

“Minimum Acceptable Price” or “MAP” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.

“OFAC” shall have the meaning set forth in Section 4.30.

“Ownership Limitation” shall have the meaning set forth in Section 2.01(c)(i).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pricing Period” shall mean the three (3) consecutive Trading Days commencing on the either (i) the day upon which the Investor has received confirmation that the transfer agent of the Company has credited the Investor’s account (or its designee’s account) at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto with a number of Common Shares equal to the Advance Share Estimate, if such confirmation is received on or prior to 9:30 a.m. Eastern Time on a Trading Day, or (ii) the first Trading Day immediately following the date of the Investor’s receipt of such confirmation if received after 9:30 a.m. Eastern Time on a Trading Day, or on any day that is not a Trading Day

“Principal Market” shall mean the Nasdaq Stock Market; provided however, that in the event the Common Shares are ever listed or traded on the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.

“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement.

“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.

“Purchase Price” shall mean the price per Advance Share obtained by multiplying the Market Price by 97.25%.

“Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registration Limitation” shall have the meaning set forth in Section 2.01(c)(ii).

“Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Sanctions” shall have the meaning set forth in Section 4.30.

“Sanctioned Countries” shall have the meaning set forth in Section 4.30.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.05.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” shall have the meaning set forth in Section 2.02(a).

“Shares” shall mean the Commitment Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance.

“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” shall have the meaning set forth in Section 4.02.

“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Article II. Advances

Section 2.01   Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Advance Shares by the delivery to the Investor of Advance Notices on the following terms:

(a)
Advance Notice.  At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)
The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (unless otherwise agreed to in writing by the Company and the Investor), it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice.

(ii)	There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(iii)
Each Advance Notice must include an Advance Share Estimate, which unless otherwise agreed to by the Investor, shall equal the number of Advance Shares requested in such Advance Notice and must be accompanied by irrevocable instructions to the Company’s transfer agent to immediately issue and deliver to the Investor an amount of Common Shares equal to the Advance Share Estimate.

(b)
Promptly after issuing an Advance Notice to the Investor the Company will, or will cause its transfer agent to, electronically transfer such number Common Shares equal to the Advance Share Estimate (as set forth in the Advance Notice) to be credited to the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares.

(i)
To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(ii)
Notwithstanding Section 2.01(b), the certificate(s) or book-entry statement(s) representing the Commitment Shares and the Placement Fee Shares, if applicable, issued prior to the date the Registration Statement is declared effective by the SEC, shall bear a restrictive legend in substantially the following form (and stop transfer instructions may be placed against transfer of such shares):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.”

(c)
Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A attached hereto. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by email at or before 9:00 a.m. Eastern Time (or later if waived by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by email after 9:00 a.m. Eastern Time.

(d)
Advance Limitations. Regardless of the number of Advance Shares requested by the Company in the Advance Notice, the final number of Shares to be issued and sold pursuant to an Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(i)
Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall inform the Company of the number of shares the Investor beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its Affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding. In connection with each Advance Notice delivered by the Company, any portion of the Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the number of Advance Shares requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(ii)
Registration Limitation. In no event shall an Advance exceed the amount of Common Shares registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(iii)
Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale, the aggregate number of Common Shares issued under this Agreement would exceed the number of shares representing 19.99% of the aggregate amount of Common Shares issued and outstanding as of the date of this Agreement, i.e., 37,969,380, calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market, or (b) the Average Price of all applicable sales of Common Shares hereunder (including any sales covered by an Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceed $31.73 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the Effective Date; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the Effective Date). In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice.

(e)	Minimum Acceptable Price.

(i)
With respect to each Advance Notice, the Company may notify the Investor of the MAP with respect to such Advance by indicating a MAP on such Advance Notice. If no MAP is specified in an Advance Notice, then no MAP shall be in effect in connection with such Advance. Each Trading Day during a Pricing Period for which (A) with respect to each Advance Notice with a MAP, the VWAP of the Common Shares is below the MAP in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one third (33%) (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Pricing Period for purposes of determining the Market Price.

(ii)
The total Advance Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) shall be increased by such number of Common Shares (the “Additional Shares”) equal to greater of (a) the number of Common Shares sold by the Investor on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by the Investor, and the subscription price per share for each Additional Share shall be equal to the MAP in effect with respect to such Advance Notice multiplied by 97.25%, provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in Section 2.01(c).

(f)
Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice from the Company the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 3.08, the Investor may sell Common Shares during the Pricing Period.

Section 2.02    Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price as set forth further below. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)
On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties), in each case in accordance with the terms and conditions of this Agreement.

(b)
Promptly upon issuance of the Settlement Document, and provided that the number of Common Shares equal to the Advance Share Estimate have been received by the Investor, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested.

(c)
On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)
Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

(e)
Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor purchase (or be deemed to have purchased), pursuant to any Advance Notice, a number of shares of Common Stock constituting the applicable Advance Shares that exceeds the Advance Share Estimate issued in connection with such Advance Notice; however, the Investor will promptly instruct the transfer agent to return to the Company any Shares issued pursuant to the Advance Share Estimate that exceeds the number of Shares constituting the applicable Advance Share Amount the Investor actually purchases in connection with such Advance Notice (such amount, the “Excess Shares”). Alternatively, if the Transfer Agent does not return the Excess Shares to the Company in accordance with the Investor’s instructions, or if otherwise instructed in writing by the Company, Investor may retain such Excess Shares (provided Investor will not be deemed to have purchased such Excess Shares), and such Excess Shares will be deemed pre-delivered Shares that will reduce the number of Shares required to be delivered by the Company in accordance with this section on the next Advance Notice Date in connection with the next Advance Notice; provided, however, that the Company shall have the right, upon delivery of written notice to the Investor at any time, to request that the Investor return all or a portion of such Excess Shares to the Company.

Section 2.03   Hardship. In the event the Investor sells Common Shares after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.04   Completion of Resale Pursuant to the Registration Statement.  After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company in writing (which may be by e-mail) that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement.

Section 2.05   Promissory Notes.  Upon the mutual consent of the Company and the Investor, the Company shall, from time to time, at intervals and subject to terms and conditions to be mutually agreed upon by the Company and the Investor, issue and sell to the Investor non-convertible promissory notes, with the aggregate principal amount of such promissory notes not to exceed Two Hundred Fifty Million Dollars (US$250,000,000).

Article III. Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and as of each Advance Date that:

Section 3.01    Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02    Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 3.03   No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 3.04    Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any prospectus contained therein to the extent required by applicable law and to the extent the prospectus is related to the resale of Registrable Securities.

Section 3.05    Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 3.06   Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement.  The Investor understands that its investment involves a high degree of risk.  The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 3.07   Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 3.08    No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, in either case which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.

Section 3.09   General Solicitation.  Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.

Article IV. Representations and Warranties of the Company

Except as set forth in the SEC Documents, the Company represents and warrants to the Investor that, as of the date hereof, each Advance Notice Date and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date):

Section 4.01   Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02   Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders.  This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 4.03   Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 4.04   No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 4.05 SEC Documents; Financial Statements. The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the Current Report, each Registration Statement, as the same may be amended from time to time, the Prospectus contained therein and each Prospectus Supplement thereto, and all information contained in such filings and all documents and disclosures that have been or may in the future be incorporated by reference therein (all such documents hereinafter referred to as the “SEC Documents”). Except as disclosed in amendments or subsequent filings to the SEC Documents, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and, except as described in the Settlement Order, dated July 20, 2023, by and between the SEC and the Company, did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06    Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 4.07    Registration Statement and Prospectus. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or any amendment or supplement thereto, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Advance Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement, Prospectus contained therein, and each other prospectus supplement.

Section 4.08  No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or any amendment or supplement thereto, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement, and the Prospectus (including any amendment or supplement thereto), as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 4.09    Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.10   Equity Capitalization.  As of the date hereof, the authorized capital of the Company consists of 1,000,000,000 shares of capital stock, of which 999,000,000 shares are designated common stock, par value $0.0001 per share, and 1,000,000 shares are undesignated preferred stock.  As of the date hereof, the Company had 189,941,870 shares of common stock outstanding and no shares of preferred stock outstanding.

The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed on a Principal Market under the trading symbol “DJT.” The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act, delisting the Common Shares from the Principal Market, nor has the Company received any notification that the Commission or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Principal Market in all material respects.

Section 4.11   Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

Section 4.12    Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, has any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 4.13    Environmental Laws.  The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 4.14   Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.15    Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.16  Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 4.17   Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 4.18   Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19   Subsidiaries. Other than its wholly owned subsidiaries TMTG Sub Inc. and T Media Tech, LLC, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

Section 4.20   Tax Status.  Each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 4.21  Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 4.22   Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.23   Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing shareholders and could significantly increase the outstanding number of Common Shares.

Section 4.24    Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 4.25   Finder’s Fees. Other than fee the payable to EF Hutton, LLC (“EF Hutton”) as set forth in Section 6.01(a), neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 4.26   Relationship of the Parties. Neither the Company, nor any of its Subsidiaries, affiliates, nor any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 4.27  Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with and  neither the Company nor the Subsidiaries, nor any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, not complied with Applicable Law; and no action, suit or proceeding by or before any governmental authority involving the Company or any of its Subsidiaries with respect to Applicable Laws is pending or, to the knowledge of the Company, threatened.

Section 4.28  Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 4.29    Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, Affiliate or other person acting on behalf of the Company or any Subsidiary has, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect.

Section 4.30   Sanctions Matters.  Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled Affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor any director, officer or controlled Affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.

Article V.  Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.01   Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 5.02    Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 5.03  Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 5.04   Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.

Section 5.05   Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

Article VI.
Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:

Section 6.01    Registration Statement.

(a)
Filing of a Registration Statement. The Company shall prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement. For the avoidance of doubt, the Registration Statement filed by the Company shall include for registration the number of shares of Common Stock representing the Exchange Cap as of the Effective Date, which amount shall also include (i) the entirety of the Commitment Shares, and (iii) 125,000 of Common Shares of the Company issuable to EF Hutton (the “Placement Fee Shares”); provided, further, that, at the Company’s sole discretion, subsequent Registration Statements may be filed to register any additional shares of Common Stock that may be issued to the Investor under the SEPA such that the cumulative purchase price associated with all Registration Statements filed for purposes of registering Common Stock under the SEPA shall not be equal to $2,500,000,000.

(b)
Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement that has been declared effective at all times during the Commitment Period, provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under  no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Shares shall cease to be authorized for listing on the Principal Market, (iii) the Common Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

(c)
Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement at least three (3) Trading Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to the Investor, without charge, (i) electronic copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

(d)
Amendments and Other Filings. The Company shall use commercially reasonable efforts to (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information, and (iv) comply with the provisions of the Securities Act with respect to the Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, the Company shall file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

(e)
Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Certificate of Incorporation or Bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 6.02    Suspension of Registration Statement.

(a)
Establishment of a Black Out Period.  During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interest of the Company, provided at least two Trading Days have elapsed since the last Advance Date, or (B) amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)
No Sales by Investor During the Black Out Period.  During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)
Limitations on the Black Out Period.  The Company shall not impose any Black Out Period that is longer than 20 days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03    Listing of Common Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Section 6.04    Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 6.05    Exchange Act Registration. The Company will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 6.06   Transfer Agent Instructions. During the Commitment Period (or such shorter time as permitted by Section 2.04 of this Agreement) and subject to Applicable Laws, the Company shall cause (including, if necessary, by causing legal counsel for the Company to deliver an opinion) the transfer agent for the Common Shares to remove restrictive legends from Common Shares purchased by the Investor pursuant to this Agreement, provided that counsel for the Company shall have been furnished with such documents as they may require for the purpose of enabling them to render the opinions or make the statements requested by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.

Section 6.07   Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Section 6.08   Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus, provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR); (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Law; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).

Section 6.09   Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 6.10  Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

Section 6.11   Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.

Section 6.12    Current Report.  The Company shall, not later than 5:30 p.m., New York City time, on the fourth business day after the date of this Agreement, file with the SEC a current report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on any description of this Agreement contained in a draft of the Current Report, including any exhibit to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall give due consideration to all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, non-public information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion); it being understood that the mere notification of Investor required pursuant to clause (iv) of Section 6.08 shall not in and of itself be deemed to be material, non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report or otherwise make publicly available any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the Effective Date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under a Registration Statement. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the transactions contemplated by the Transaction Documents under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and Investor or any of its respective officers, directors, Affiliates, employees or agents, on the other hand, shall terminate.

Section 6.13    Advance Notice Limitation. The Company shall not deliver an Advance Notice if a shareholder meeting or corporate action date, or the record date for any shareholder meeting or any corporate action, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.

Section 6.14    Use of Proceeds.  The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any Person (i) to fund, either directly or indirectly, any activities or business of or with any Person that is identified on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or Sanctions Programs, or (ii) in any other manner that will result in a violation of Sanctions or Applicable Laws.

Section 6.15    Compliance with Laws.  The Company shall comply in all material respects with all Applicable Laws.

Section 6.16   Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.

Section 6.17   Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of shares of Common Stock sold by the Investor during the prior trading week.

Section 6.18   Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.

Section 6.19    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Without the consent of the Investor, the Company shall not have the right to assign or transfer any of its rights, or provide any third party the right to bind or obligate the Company, to deliver Advance Notices or effect Advances hereunder.

Article VII.
Conditions for Delivery of Advance Notice

Section 7.01   Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)
Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date).

(b)
Issuance of Commitment Shares. The Company shall have issued the Commitment Shares to an account designated by the Investor, in accordance with Section 12.04, all of which Commitment Shares shall be fully earned and non-refundable, regardless of whether any Advance Notices are made or settled hereunder or any subsequent termination of this Agreement.

(c)
Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice. The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

(d)
Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(e)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(f)
Board. The board of directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the Effective Date, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(g)
Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

(h)
No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

(i)
No Suspension of Trading in or Delisting of Common Shares. Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Shares are listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

(j)	Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice.

(k)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

(l)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.

Article VIII.
Non Exclusive Agreement

Notwithstanding anything contained herein, this Agreement  and  the  rights  awarded  to  the  Investor  hereunder  are  non-exclusive,  and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX.
Choice of Law/Jurisdiction

This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Florida, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Florida. The Parties further agree that any action between them shall be heard in Sarasota County, Florida, and expressly consent to the jurisdiction and venue of the 12th Judicial Circuit Court, sitting in Sarasota, Florida, and the United States District Court of the Middle District of Florida, Tampa Division, for the adjudication of any civil action asserted pursuant to this Agreement.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Article X. Termination

Section 10.01  Termination.

(a)
Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.

(b)
The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Common Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)
Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article V shall survive termination hereunder.

Article XI. Notices

Other than with respect to Advance Notices, which must be in writing delivered in accordance with Section 2.01(b) and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company, to:	Trump Media & Technology Group Corp.
401 N. Cattlemen Rd., Ste. 200 Sarasota, FL 34232
Attention: Phillip Juhan, Chief Financial Officer
Telephone: (407) 494-0348
Email: phillip.juhan@tmediatech.com

With a copy to (which shall not constitute notice or delivery of process):	Trump Media & Technology Group Corp. 401 N. Cattlemen Rd., Ste. 200 Sarasota, FL 34232
Attention: Scott Glabe, General Counsel
Telephone: (941) 323-5890
Email: legal@tmtgcorp.com

If to the Investor(s):	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Portfolio Manager
Telephone: (201) 985-8300
Email: mangelo@yorkvilleadvisors.com

With a copy to (which shall not constitute notice or delivery of process):	Yorkville Advisors Global 1012 Springfield Avenue Mountainside, NJ 07092
Attention: Legal Department
Telephone: (201) 985-8300
Email: legal@yorkvilleadvisors.com

or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service in accordance with clause (i), (ii) or (iii) above, respectively.

Article XII. Miscellaneous

Section 12.01  Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

Section 12.02  Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.03  Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04  Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay to (a) the Investor a (i) structuring fee in the amount of $25,000, which shall be deducted from the proceeds of the first Advance hereunder and (ii) a commitment fee (the “Commitment Fee”) by issuing 200,000 Common Shares of the Company to the Investor (collectively, the “Commitment Shares”) and (b) EF Hutton, the Placement Fee Shares as set forth at 6.01(a) hereof. For the avoidance of doubt, (x) the Commitment Shares and the Placement Fee Shares shall be issued concurrently with or within one Business Day of the filing of the initial Registration Statement and (y) any subsequent Registration Statements filed pursuant to this Agreement shall not entitle the Investor or EF Hutton to any additional Commitment Shares, additional Commitment Fee or Placement Fee Shares, as the case may be.

Section 12.05  Brokerage. Other than as set forth herein with respect to EF Hutton, each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:	/s/ Devin Nunes
Name: Devin Nunes
Title: Chief Executive Officer

INVESTOR:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Troy Rillo
Name: Troy Rillo
Title: Member

EXHIBIT A
ADVANCE NOTICE

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Dated:	Advance Notice Number:

The undersigned, _______________________, hereby certifies, with respect to the sale of Common Shares of Trump Media & Technology Group Corp. (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of July 3, 2024 (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):

1.       The undersigned is the duly elected ______________ of the Company.

2.     There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3.      The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in the Agreement on or prior to the Advance Notice Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

4.       The number of Advance Shares the Company is requesting is _____________________.

5.       The Advance Share Estimate with respect to this Advance Notice is ________________.

6.      The Minimum Acceptable Price with respect to this Advance Notice is                  (if left blank then no Minimum Acceptable Price will be applicable to this Advance).

7.       The number of Common Shares of the Company outstanding as of the date hereof is ___________.

The undersigned has executed this Advance Notice as of the date first set forth above.

Trump Media & Technology Group Corp.

By:

Please deliver this Advance Notice by email to:

Email: Trading@yorkvilleadvisors.com
Attention: Trading Department and Compliance Officer
Confirmation Telephone Number: (201) 985-8300.

EXHIBIT B
FORM OF SETTLEMENT DOCUMENT
VIA EMAIL

Trump Media & Technology Group Corp.
Attn:
Email:

Below please find the settlement information with respect to the Advance Notice Date of:
1.	Number of Common Shares requested in the Advance Notice
2.	Minimum Acceptable Price for this Advance (if any)
3.	Number of Excluded Days (if any)
4.	Adjusted Advance Amount (if applicable) (including pursuant to Volume Threshold adjustment)
5.	Market Price
6.	Purchase Price (Market Price x 97.25%) per share
7.	Number of Advance Shares due to the Investor
8.	Total Purchase Price due to Company (row 6 x row 7)

If there were any Excluded Days then add the following

9.	Number of Additional Shares to be issued to the Investor
10.	Additional amount to be paid to the Company by the Investor (Additional Shares in row 9 x Minimum Acceptable Price x 97%)
11.	Total Amount to be paid to the Company (Purchase Price in row 8 + additional amount in row 10)
12.	Total Advance Shares to be issued to the Investor (Advance Shares due to the Investor in row 7 + Additional Shares in row 9)

Please issue the number of Advance Shares due to the Investor to the account of the Investor as follows:

INVESTOR’S DTC PARTICIPANT #:

ACCOUNT NAME:
ACCOUNT NUMBER:
ADDRESS:
CITY:
COUNTRY:
CONTACT PERSON:
NUMBER AND/OR EMAIL:
Sincerely,

YA II PN, LTD.

Agreed and approved By TRUMP MEDIA & TECHNOLOGY GROUP CORP:

Name:
Title:

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

Exhibit 10.4

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [     ], is made and entered into by and among Trump Media & Technology Group Corp., a Delaware corporation (the “Company”) and WorldConnect IPTV Solutions, LLC, a [***] limited liability company (“Solutions”), JedTec, L.L.C., a [***] limited liability company (“JedTec”) (Solutions, JedTec, and together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, being referred to herein as a “Holder” and collectively as the “Holders”).

RECITALS

WHEREAS, the Company, WorldConnect Technologies, L.L.C., a [***] limited liability company (“WCT”), Solutions, and JedTec have entered into that certain Asset Acquisition Agreement and Plan of Reorganization (the “Asset Acquisition Agreement”), dated as of [     ], pursuant to which upon closing of the Asset Acquisition Agreement the Company shall purchase and assume substantially all the assets, and certain specified liabilities, of WCT for an aggregate of 5,100,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (the “Transaction”);

WHEREAS, pursuant to the Asset Acquisition Agreement, on the closing date of the Transaction, the Company shall issue 2,600,000 shares of the Company’s Common Stock to Solutions and JedTec as initial consideration (the “Initial Shares”);

WHEREAS, pursuant to the Asset Acquisition Agreement, upon satisfaction of certain milestone conditions set forth therein, the Company shall deliver up to 2,500,000 shares of the Company’s Common Stock to Solutions and JedTec (the “Deferred Shares” and, together with the Initial Shares, the “Consideration Shares”);

WHEREAS, pursuant to the Asset Acquisition Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended from time to time (the “Securities Act”), with respect to the Consideration Shares issued or issuable to the Holders;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non‑public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Asset Acquisition Agreement” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

 “Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Consideration Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

 “Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

 “Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Deferred Shares” shall have the meaning given in the Recitals hereto.

“Form S‑1” shall have the meaning given in subsection 2.1.1.

“Form S‑3” shall have the meaning given in subsection 2.3.

“Initial Shares” shall have the meaning given in the Recitals hereto.

 “Holders” shall have the meaning given in the Preamble.

 “Maximum Number of Securities” shall mean the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering.

“Milestone I” means the general availability (on iOS, Google/Android and Web) of an updated version of the Truth Social app, with streaming enabled via the Master PoP at 1623 Farnam LLC’s data center in Omaha, NE.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity that controls directly or indirectly a Holder.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

 “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post‑effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) the Consideration Shares and (ii)  any other equity security of the Company issued or issuable with respect to, or in exchange for, the Consideration Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. Provided, further, that any particular Deferred Share shall temporarily cease to be a Registrable Security if the Commission notifies the Company that such Deferred Share may not be included in any Registration Statement until certain conditions are fulfilled.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out‑of‑pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses; and

(D) reasonable fees and disbursements of counsel for the Company.

 “Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post‑effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall have the meaning given in the Recitals hereto.

“Transaction” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market‑making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“WCT” shall have the meaning given in the Preamble.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date the Company closed the Transaction, each Holder (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall, subject to Section 3.4 hereof, effect within fifteen (15) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S‑1 or any similar long‑form registration statement that may be available at such time (“Form S‑1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S‑1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority‑in‑interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Demand Registration Withdrawal. A majority‑in‑interest of the Demanding Holders initiating a Demand Registration or a majority‑in‑interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates the Transaction, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (a) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (b) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to subsection 2.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy‑back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Piggyback Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy‑back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Piggyback Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form S‑3. Any Holder of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S‑3 or any similar short form registration statement that may be available at such time (“Form S‑3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S‑3, the Company shall promptly give written notice of the proposed Registration on Form S‑3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S‑3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S‑3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S‑3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at an aggregate price to the public of less than $10,000,000.

2.4 Restrictions on Registration Rights. If (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective, or (ii) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12‑month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities pursuant to Section 2.1 or Section 2.2, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post‑effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof; and

3.1.9 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided however, and for the avoidance of doubt, the Company and each Holder shall be responsible for the expenses of their advisors, including their legal counsel. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are not yet audited or otherwise unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 401 N. Cattlemen Road, Suite 200, Sarasota, FL 34232, Attention: Scott Glabe and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA AS APPLIED TO AGREEMENTS AMONG FLORIDA RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN FLORIDA, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN SARASOTA COUNTY, FLORIDA.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (a) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 hereof and Article IV hereof shall survive any termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
TRUMP MEDIA & TECHNOLOGY GROUP CORP., a Delaware corporation

By:
Name:
Title:

HOLDERS:

WORLDCONNECT IPTV SOLUTIONS, LLC, a [***] limited liability company

By:
Name:
Title:

JEDTEC, L.L.C., a [***] limited liability company

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit 99.1

TMTG Secures Perpetual Licensing for New Technology in Truth Social TV Streaming
and Signs Long-Term Equity Deal

SARASOTA, Fla., July 3, 2024 – Trump Media & Technology Group Corp. (Nasdaq: DJT) (“TMTG” or the “Company”), operator of the social media platform Truth Social, yet another of President Donald J. Trump’s iconic American brands, announced today that it signed an agreement to acquire assets intended to power TMTG’s planned content distribution network for streaming of linear TV—initially via the Truth Social platform and later through stand-alone apps. Additionally, the Company finalized a long-term equity financing arrangement to fund TMTG’s expansion over the next three years.

To advance TV streaming, and contingent on the satisfaction of closing conditions, TMTG expects to receive from Perception Group, Inc. and its affiliates (“Perception”) worldwide non-exclusive perpetual licensing rights for the new CDN technology that TMTG plans to use for its content distribution network. Additionally, Perception will face certain restrictions for five years on operating in the U.S. market in areas that may compete with TMTG. The agreement also includes a contingent opportunity for TMTG to purchase Perception outright in the future.

“We are committed to creating value for our stockholders by following our stated growth strategy of pursuing strategic opportunities, expanding Truth Social’s user base, and increasing product offerings and services,” said TMTG CEO Devin Nunes. “We are rapidly pushing forward with our plans to launch a high-quality streaming service that we believe cannot be cancelled by Big Tech. We believe this agreement will enable us to build a superior tech stack to support a cutting-edge streaming service. It’s a major step in fulfilling our mission to strengthen free expression and end Big Tech’s stranglehold on digital communication.”

TMTG’s streaming service is designed to host news shows and networks, religious channels, and additional family-friendly content that has been cancelled or is at risk of cancellation. The technology acquisition announced today will be financed at closing through TMTG’s issuance of up to 5,100,000 shares of its common stock, which shares shall be subject to certain trading restrictions, and $17.5 million that are expected to be paid over a period of three years.

Furthermore, in furtherance of TMTG’s growth strategy, the Company has secured an important financing option by entering into a standby equity purchase agreement (“SEPA”) with YA II PN, Ltd., an investment fund managed by Yorkville Advisors (“Yorkville”). Subject to certain customary conditions, the agreement grants TMTG the option, at its sole discretion, to issue up to $2.5 billion in shares of common stock to Yorkville over three years. The per share subscription price Yorkville will pay for the shares will be a 2.75% discount to the Market Price (as that term is defined in the SEPA) during a one- or three-day pricing period elected by the Company.  TMTG intends to use the SEPA strategically to raise and deploy capital, using as little or as much of the SEPA amount as circumstances warrant, when market conditions and business opportunities justify doing so.

“TMTG has over $350 million in the bank and the iconic Trump brand,” said Nunes. “Now, we’ve secured a great deal to guarantee access to additional capital, if necessary, to pursue big strategic opportunities as we look to build out our portfolio by acquiring assets and technologies in the Patriot economy.”

The securities described herein have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from the registration requirements. A registration statement relating to securities to be issued under the SEPA has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About TMTG

The mission of TMTG is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com

Cautionary Statement About Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the statement regarding the future plans and potential success of the streaming services under the CDN, the amount of shares of Common Stock the Company may issue to the Yorkville pursuant to the SEPA, and the amount of proceeds to be received by the Company from the sale of shares of Common Stock and related matters. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize future plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control.

Forward-looking statements are not guarantees of performance. Readers should not place undue reliance on these statements, which speak only as of the date hereof. Although we may elect to update forward-looking statements in the future, we disclaim any obligation to do so, even if our assumptions and projections change, except where applicable law may otherwise require us to do so. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements herein. Important factors that may affect these projections or expectations include, but are not limited to: statements about the ability of TMTG to maintain the listing of TMTG common stock on Nasdaq; ability to realize the benefit of the streaming services, its cost effectiveness, performance, stability, and future financial performance following the business combination; the impact of the outcome of any known or unknown litigation or other legal proceedings; the ability of TMTG to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures of TMTG; the future revenue and effect on gross margins of TMTG; the attraction and retention of qualified directors, officers, employees, and key personnel of TMTG; the ability of TMTG to compete effectively in a competitive industry; the impact of the ongoing legal proceedings in which President Donald J. Trump is involved on TMTG’s corporate reputation and brand; expectations concerning the relationships and actions of TMTG and its affiliates with third parties; the short- and long-term effects of the consummation of the business combination on TMTG’s business relationships, operating results, and business generally; the impact of future regulatory, judicial, and legislative changes in TMTG’s industry; the ability to locate and acquire complementary products or product candidates and integrate those into TMTG’s business; Truth Social, TMTG’s initial product, and its ability to generate users and advertisers; future arrangements with, or investments in, other entities or associations; competition and competitive pressures from other companies in the industries in which TMTG operates; changes in domestic and global general economic and macro-economic conditions; TMTG’s ability to meet conditions precedent to issue Shares to Yorkville under the SEPA;  the volatility of the price of Common Stock that may result from sales of Shares by Yorkville or other Shares we previously registered for resale; the dilution of holders of Common Stock from TMTG’s issuance of Shares to Yorkville. . For a discussion of these important factors and other risks, please read the information set forth under the caption “Risk Factors” in our registration statement on Form S-1 and other documents filed with the SEC, which describe additional factors that could adversely affect our business, financial condition, or results of operations. The Company’s SEC filings are available publicly on the SEC website at www.sec.gov. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.